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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PROXY

STATEMENT’07

2007 PROXY STATEMENT CONTENTS

2	Proxy Process

4	Governance and The Board

Related Party Transactions

Nomination Process

Determination of Independence

Communications with Directors

Section 16(a) Beneficial Reporting Compliance

Executive Sessions

Committees & Meeting Attendance

Non-Employee Director Compensation

8	Item 1 — Election of Directors

10	Share Ownership

Director and Officer Share Ownership Table

Significant Shareholder

11	The Audit Committee

12	Item 2 — Auditors

13	Committee Report on Executive Compensation

14	Compensation Discussion and Analysis

20	Executive Compensation

Summary Compensation Table

Grants of Plan-Based Awards

Outstanding Equity Awards at Fiscal Year-End

Option Exercises and Stock Vested

Pension Benefits

Nonqualified Deferred Compensation

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

30	Shareholder Proposals

Item 3 — Environmental Report

Item 4 — Transmission Line Report

34	APPENDIX

Corporate Governance Guidelines

Compensation, Governance and Nominating Committee Charter

Director Independence Standards

Related Party Transaction Guidelines

NOTICE OF ANNUAL MEETING

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 27, 2007

Dear Fellow Shareholder:

On Friday, April 27, 2007, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at 510 Atlantic Ave., Boston, Massachusetts. The meeting will begin at 9:30 a.m. Eastern Daylight Time. Only shareholders who owned stock at the close of business on February 23, 2007, may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

■	Elect 10 directors;

■	Ratify the appointment of independent auditors for the audit of the 2007 financial statements and internal controls over financial reporting;

■	Consider two shareholder proposals, if presented; and

■	Attend to other business properly presented at the meeting.

This proxy statement and our 2006 Annual Report will be mailed or be available to you on approximately March 27, 2007. For information on attending the meeting, please see page 3. I hope you will be able to attend, but even if you cannot, please vote your proxy as soon as possible.

By order of the Board of Directors,

Patricia A. Wilkerson
Vice President and Corporate Secretary

DOMINION 2007	1

PROXY PROCESS

Your Board of Directors is soliciting this proxy for the 2007 Annual Meeting of Shareholders and recommends that you vote FOR:

■	All the director nominees; and
■	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2007.

Your Board recommends that you vote AGAINST the shareholder proposals presented on pages 30 and 32.

Record Date

All shareholders that owned common stock at the close of business on February 23, 2007 are entitled to vote at the Annual Meeting. There were 350,206,598 shares of Dominion Resources, Inc. common stock outstanding on that date.

Householding

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address below. Shareholders who hold their shares in “street name” — an account with a broker or a bank — should contact their broker regarding combined mailings.

Dominion Resources, Inc.

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder.services@dom.com

Electronic Delivery

Registered shareholders and Dominion Direct® participants can elect to view future proxy statements and annual reports on the Internet by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your bank or broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the email or postal address or phone number above.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. For shares that you hold directly as a registered shareholder or shares held in Dominion Direct®, you have three ways to vote by proxy:

1.	Connect to the Internet at www.cesvote.com;
2.	Call 1-888-693-8683; or
3.	Complete the proxy card and mail it back to us. Complete instructions for voting your shares can be found on your proxy card.

If you vote and change your mind on any issue, you may revoke your proxy by:

1.	Connecting to the website listed above or calling 1-888-693-8683. Your deadline for voting on the Internet or by telephone is 11:59 p.m. EDT, April 26, 2007;
2.	Notifying our Corporate Secretary in writing prior to the close of business on April 26, 2007; or
3.	Voting your shares at the Annual Meeting.

Beneficial Owners. If your shares are held in street name with your broker or by a nominee and you wish to vote by telephone, Internet or mail, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement. Please note that under New York Stock Exchange (NYSE) rules, if you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote (broker non-votes). For this meeting, brokers cannot vote without instructions on the shareholder proposals (Items 3 and 4). If you are a beneficial owner and wish to vote your shares at the Annual Meeting, you should mark the Voting Instruction Card to indicate that you plan to attend and vote your shares at the meeting. The institution that holds your shares will then provide you with a legal proxy, which will be required along with a ballot that will be provided at the meeting.

Registered Shareholders and Dominion Direct® Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct® stock purchase plan, the number includes shares we hold in your Dominion Direct® account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. No vote will be recorded for shares unless a properly signed proxy is returned.

Employee Savings Plan Participants. You will receive a request for Voting Instructions from the Trustee for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee by:

1.	Connecting to the Internet at www.cesvote.com;
2.	Calling 1-888-693-8683; or
3.	Returning your Voting Instructions in the enclosed envelope (not to Dominion).

2	DOMINION 2007

Complete instructions can be found on the Voting Instruction Card included with this proxy statement. Whichever method you choose, the Trustee will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings Plan shares, an independent fiduciary hired by the Plan Administrator will vote your shares. All voting instructions must be received by 6:00 a.m. EDT on Monday, April 23, 2007.

How Votes are Counted. Each of your shares will be counted as one vote. A majority of the shares outstanding on February 23, 2007 constitutes a quorum for this meeting. Abstentions and broker non-votes are included in determining a quorum.

The 10 nominees for director receiving the most votes will be elected.

The ratification of the appointment of our auditor and the shareholder proposals presented on pages 30 and 32 require more votes in favor than the number of votes against in order for them to be approved. Abstentions and broker non-votes are not counted as a vote in favor or against and, therefore, will not affect the outcome of these items.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a copy of their Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in street name, you must bring a copy of your recent brokerage statement, and if you plan to vote at the meeting, you must have a legal proxy. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first served basis. Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting will be printed on the back of the agenda that you will be given at the meeting.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We also have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the Annual Meeting.

Matters Before the 2007 Annual Meeting

Management and the Board are not aware of any matters that may come before the Annual Meeting other than the matters disclosed in this proxy statement.

Proposals for the 2008 Annual Meeting

For a shareholder proposal to be considered for possible inclusion in the 2008 proxy statement, Dominion’s Corporate Secretary must receive it no later than close of business November 16, 2007. Shareholders should refer to Securities and Exchange Commission (SEC) rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you wish to bring any matter (other than the nomination of director candidates) before the 2008 Annual Meeting, you must notify the Corporate Secretary in writing no later than the close of business January 28, 2008. Under our bylaws, the notice must contain the following information regarding each matter:

■	A brief description of the business you wish to bring before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;
■	Your name and address;
■	The number of shares of stock that you own; and
■	Any material interest you have in such business.

If you do not provide the proper notice by January 28, 2008, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as SEC rules allow. Dominion plans to hold its 2008 Annual Meeting on April 25, 2008.

DOMINION 2007	3

GOVERNANCE AND THE BOARD

In 2006, the Committee responsible for governance took a comprehensive view of Dominion’s governance practices in light of the SEC’s new rules and made several recommendations to the Board. Among the recommendations made was changing that Committee’s name to the Compensation, Governance and Nominating (CGN) Committee to clearly define the Committee’s governance role. The CGN Committee also recommended revisions to its charter, Dominion’s corporate governance guidelines, director independence standards and bylaws, as well as the establishment of related party transaction guidelines. The Board has adopted the CGN Committee’s recommendations.

The revised CGN Committee charter has the following new provisions: (i) a requirement that the Committee review and discuss the Compensation Discussion and Analysis (CD&A) prepared by management and decide whether to recommend to the Board that it be included in this proxy statement and (ii) a description of the Committee’s responsibility regarding related party transactions. The revised corporate governance guidelines have the following new provisions: (i) a “clawback” policy for the recovery of performance-based compensation in the event financial results are restated due to fraud, negligence or intentional misconduct and (ii) a policy that any director submitting a resignation will abstain from participating in deliberations or voting regarding such resignation. In addition, the revised CGN Committee charter, corporate governance guidelines and director independence standards contain a new provision that two members of the CGN Committee must be considered outside directors under Section 162(m) of the Internal Revenue Code. Finally, Dominion’s bylaws have been amended to provide for a director nominee’s resignation in the event that such nominee does not receive a majority vote and to conform with revisions to the Virginia Corporation Act. All of these documents can be found in the governance section of our website (www.dom.com). The corporate governance guidelines, CGN Committee Charter and director independence standards are also printed in the Appendix.

Dominion’s Code of Ethics, which applies to our Board of Directors, principal executive, financial and accounting offi-cers, and all employees also can be found in the governance section of our website. Any waivers or changes to our Code of Ethics relating to our senior executives will be posted on this section of our website. You may write to the Corporate Secretary at the address found on the back cover of this proxy statement for a copy of the Code of Ethics and any of our governance documents at no charge.

RELATED PARTY TRANSACTIONS

Dominion’s related party transaction guidelines were recommended by the CGN Committee and established by the Board in February 2007 in order to recognize the process the Board will use in identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related persons. The term related person includes not only Dominion’s directors and executive officers, but others related to them by certain family or business ties. The guidelines spell out in greater detail the practices outlined in Dominion’s Code of Ethics and procedures already followed by Dominion and the CGN Committee. The guidelines are printed in the Appendix to this proxy statement and can be found on our website (www.dom.com).

We collect information about potential related party transactions (those in which a related person may have a material interest) in our annual questionnaires completed by directors and executive officers. Potential related party transactions are first reviewed and assessed by the Corporate Secretary and the General Counsel to consider the materiality of the transactions and then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to ratify, approve or deny the related party transactions identified. Since January 1, 2006, there have been no related party transactions involving Dominion that were required either to be approved under Dominion’s policies or reported under the SEC related party rules.

NOMINATION PROCESS

Nominating Committee

The CGN Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. As stated in the Committee’s charter and the Board’s governance guidelines, the Committee selects candidates who represent a mix of backgrounds and experiences that the Committee believes will enhance the quality of the Board’s deliberations and decisions. These attributes may include a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are relevant criteria. In selecting candidates, the Committee assesses and considers the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity.

The Committee also considers whether a director candidate is independent in accordance with Dominion’s independence standards. Based on its deliberations, the Committee recommends director candidates, the majority of whom are independent, to the Board for nomination.

Director Nominations

A current member of the Board, a member of management or a shareholder may submit director nominations to the CGN Committee. The Committee considers all nominee recommendations and uses the nomination process described above in selecting nominees. Under our bylaws, if you wish to nominate a director at a shareholders’ meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

4	DOMINION 2007

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director. This year the CGN Committee recommended the nominees presented on pages 8 and 9.

DETERMINATION OF INDEPENDENCE

The CGN Committee evaluates all directors and director nominees under Dominion’s independence standards (found in the Appendix), including consideration of the matters described above under Related Party Transactions, that might impair a director’s independence. Based on its review in January and February 2007, the Committee recommended to the full Board that all nominees except Mr. Farrell, be determined independent. In considering the Committee’s recommendations, the Board determined that Mr. Farrell is not independent because he is a current Dominion employee. The CGN Committee also considered the employment of Dr. Brown’s, adult, financially independent daughter by Dominion’s services company and determined that Dr. Brown does not have a material interest in his daughter’s employment at Dominion. The Committee recommended and the Board concurred that such employment does not affect his independence.

As part of its director independence evaluation in 2006, the Board determined that Mr. Capps, who is not standing for re-election in 2007, was not considered independent because of his recent employment with Dominion. The Board also determined that Dr. Simmons, who also is not standing for re-election in 2007, was considered independent. In making its determination, the Board considered the employment of Dr. Simmons’ adult, financially independent son by Dominion’s services company and determined that he does not have a material interest in such employment.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested persons may communicate directly with Dominion’s non-management directors in two ways — by email or by writing to them.

Email. Emails may be sent directly to our non-management directors at www.dom.com/about/governance/contact.jsp. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor the non-management directors’ electronic mailbox and, as appropriate, to review, sort and summarize communica-

tions or forward certain communications (such as customer complaints) to other company personnel. All emails received in the non-management directors’ electronic mailbox are treated as any emails received by Dominion. They are first isolated and scanned for viruses, malicious/disruptive code, spam/junk email and profanity, and are forwarded only if free of these items. When appropriate, the Corporate Secretary consults with the General Counsel and Audit Committee chairman, who then determine whether to communicate further with the Audit Committee and/or the full Board. The non-management directors have access at all times to their electronic mailbox, as well as a report that tracks how communications have been handled.

Postal mail. Letters may be sent to the non-management directors or one or more directors by writing to the Board of Directors, c/o Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261. The same procedures described above will be followed for postal mail. Inappropriate communications (such as commercial solicitations) will not be forwarded to the Board.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Our directors and officers report their stock transactions to the SEC. As part of our annual review and confirmation of share ownership, Dr. Brown discovered that a managed Individual Retirement Account of his had acquired Dominion common stock in February and June 2003 without his knowledge. These shares have now been reported on a Form 4.

EXECUTIVE SESSIONS

The CGN Committee chairman leads executive sessions of non-management, independent directors at the conclusion of each regularly scheduled Board meeting.

COMMITTEES & MEETING ATTENDANCE

The Board met eight times in 2006. Each Board member attended at least 92% of the Board meetings and all meetings of the committees on which he or she served. All 2006 Board nominees attended the 2006 Annual Meeting of Shareholders.

Effective following the 2006 Annual Meeting, Dominion’s Board changed its committee memberships and modified its committee structure to merge the Finance Committee with the Risk Oversight Committee. Messrs. Kington and Harris moved from the Audit and Finance Committees, respectively, to become members of the CGN Committee and Mr. Leatherwood moved from the CGN Committee to chair the newly constituted Finance and Risk Oversight Committee. In June, that committee adopted a charter that describes its responsibilities and can be found on the governance section of Dominion’s website. The current committee memberships are listed on the following page.

DOMINION 2007	5

GOVERNANCE AND THE BOARD

Committee	Members	Description

Audit	David A. Wollard, Chairman Ronald J. Calise Robert S. Jepson, Jr. Margaret A. McKenna

As determined by the Board in accordance with Dominion’s Director Independence Standards, these four directors are independent “audit committee financial experts.” They consult with the independent and internal auditors regarding the audits of Dominion’s consolidated financial statements, the adequacy of internal controls and the independence of auditors. The committee’s report to shareholders can be found on page 11. The committee also retains the independent auditors for the next year. In 2006, this committee met eleven times.

Compensation, Governance and Nominating (CGN)	Frank S. Royal, Chairman John W. Harris Robert S. Jepson, Jr. Mark J. Kington David A. Wollard

As determined by the Board in accordance with Dominion’s Director Independence Standards, these five directors are independent and consult directly with their compensation consultant and management to review and evaluate Dominion’s organizational structure and compensation practices. They are also responsible for overseeing Dominion’s governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. They make recommendations to the Board regarding all of these matters, including director nominees, and they administer certain compensation plans. In 2006, this committee met eight times.

Finance and Risk Oversight Committee	Richard L. Leatherwood, Chairman Peter W. Brown George A. Davidson, Jr. Benjamin J. Lambert, III S. Dallas Simmons

These five independent directors review the company’s financing strategies and its relationships with rating agencies, consider Dominion’s dividend policy, review its insurance coverages, and oversee and advise management on its policies and guidelines regarding energy trading. In 2006, this committee and its predecessor committees met an aggregate of four times.

NON-EMPLOYEE DIRECTOR COMPENSATION

The tables and footnotes below reflect the compensation and fees received by our non-employee directors for their services.

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(4)	Total
Peter W. Brown	$ 64,500	$ 79,981	$ 22,785	$ 167,266
Ronald J. Calise	80,000	79,981	0	159,981
Thos. E. Capps	300,000	0(3)	227,641	527,641
George A. Davidson, Jr.	64,500	79,981	13,910	158,391
John W. Harris	67,500	39,990	36,999	144,489
Robert S. Jepson, Jr.	96,000	79,981	19,778	195,759
Mark J. Kington	74,000	79,981	0	153,981
Benjamin J. Lambert, III	64,500	39,990	37,105	141,596
Richard L. Leatherwood	73,500	39,990	38,255	151,746
Margaret A. McKenna	80,000	79,981	0	159,981
Frank S. Royal	89,000	39,990	38,200	167,191
S. Dallas Simmons	62,500	39,990	37,273	139,764
David A. Wollard	111,000	39,990	40,779	191,769

Footnotes:

(1) The annual cash retainer is $40,000 for all non-employee directors. The Audit and CGN Committee chairmen each receive an annual cash retainer of $15,000, while the chairman of the Finance and Risk Oversight Committee receives a $5,000 annual cash retainer. Non-employee directors receive $2,000 in cash for each Board, Audit or CGN Committee meeting attended and $1,500 for each Finance and Risk Oversight Committee meeting attended. These directors may defer any portion or all of their compensation under the Non-Employee Director Compensation Plan. In the case of Mr. Capps, the amount listed represents the annual fee paid for his services as a consultant and Board member pursuant to his agreement with Dominion approved by the Board and dated May 26, 2005.

(2) Each non-employee director, except Mr. Capps, receives an annual stock retainer valued at approximately $40,000. On the date of the grant, the awards were valued at $75.17 per share. Non-employee directors may defer any portion or this entire stock retainer. In addition, non-employee directors elected to the Board after January 1, 1995 and who were not yet 62 years old, receive an annual deferred stock grant valued at approximately $40,000. On the date of grant, this award was valued at $75.17 per share. (See share ownership table for February 9, 2007 balances).

(3) While Mr. Capps does not receive stock awards as a director of Dominion, in 2005 as a Dominion executive he received a restricted stock award of 57,098 shares contingent upon his services as a consultant. The company continues to accrue expenses for this award. During 2006, 19,032 shares vested and the remaining shares will vest in 2007 and 2008. The 2006 expense was $1,550,560.

6	DOMINION 2007

(4) All Other Compensation

Director	Other	Personal Use of Corporate Plane	Dividends(a)	Tax Gross Ups(b)
Brown			$ 21,679	$ 1,106
Calise
Capps	$ 65,913(c)	$43,534	118,194
Davidson	13,910(d)
Harris			36,999
Jepson			19,390	388
Kington
Lambert			36,999	106
Leatherwood			36,999	1,256
McKenna
Royal			36,999	1,201
Simmons			36,999	274
Wollard			36,999	3,780

Footnotes:

(a) With the exception of Mr. Capps, amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances (see share ownership table for February 9, 2007 balances). For directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under this Plan. Reduced distributions are made where a director has at least 10 years of service or has reached age 62. Dividend earnings under the Plan are paid at the same rate declared by the company for all shareholders. In the case of Mr. Capps, this amount represents dividends paid on his outstanding restricted stock.

(b) Amounts represent tax liabilities associated with reimbursement of expenses as described below in Expense Reimbursements.

(c) This amount represents benefits provided for Mr. Capps in a 2005 agreement which includes $36,589 for home security systems; and $29,324 for a vehicle allowance, club fees, home computer equipment and technical support. The cost of technical support is calculated based on the full weighted-cost of an employee’s time. Mr. Capps has the use of office space at no incremental cost to the company. The company reimburses Mr. Capps for nominal clerical help.

(d) This amount represents benefits provided in accordance with the Consolidated Natural Gas Company (CNG) merger agreement for financial planning, downtown office parking space, cell phone and laptop. Mr. Davidson has the use of office space and nominal clerical help at no incremetal cost to the company.

Expense Reimbursements

We reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year, along with any taxes related to such payments as disclosed in the table above. In addition, directors and their spouses may accompany the chief executive officer (CEO) or other senior executive on corporate aircraft for both business and personal travel. The company imputes income to the director for all spousal travel and any personal travel.

Director Compensation Plans

Non-Employee Directors Compensation Plan. Under this plan, the company issues the equity portion of non-employee directors’ compensation. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts and provides for the annual deferred stock grant given to certain directors elected to the Board after January 1, 1995. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 5% in 2006) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to make restricted stock awards and option grants.

Frozen Directors Plans. In order to comply with tax law changes resulting from the enactment of the American Jobs Creation Act, on December 31, 2004, the Board froze the following directors’ plans: Deferred Cash Compensation Plan, Stock Compensation Plan, and Stock Accumulation Plan (described in Footnote (a) under “All Other Compensation” on this page). These plans provided a means to compensate directors and allowed directors to defer that compensation, whether in cash or stock, until they ceased to be a director or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account or a Dominion common stock equivalent account. Under the frozen plan, interest (at the same rate as under the Non-Employee Directors Compensation Plan) or dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Benefits

Charitable Contribution Program. This program was discon- tinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Those policies have been fully funded and participating directors (currently Messrs. Capps, Harris, Leatherwood and Wollard, and Drs. Lambert, Royal and Simmons) will derive no financial or tax benefits from the program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. However, upon a participating director’s death, $500,000 will be paid in 10 installments to the qualifying charitable organization(s) designated by that director.

Matching Gifts Program. Dominion will match a director’s donations, on a 1-to-1 basis, to one or more 501(c)3 organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, Dominion will match the donation on a 2-to-1 basis, up to the $5,000 maximum.

DOMINION 2007	7

ITEM 1 — ELECTION OF DIRECTORS

Presented below is information about each nominee for director. Each nominee is an incumbent director recommended by the CGN Committee and nominated by the Board. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders when his or her successor has been elected. Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

PETER W. BROWN, 64, physician, Virginia Surgical Associates. He is a director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. He is a former director of America’s Utility Fund and former chairman of the board of trustees at Capitol Medical Center.

DIRECTOR SINCE 2002

GEORGE A. DAVIDSON, JR., 68, retired chairman of the board of directors of Dominion and former chairman and chief executive officer of CNG. He is a director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and is a former chairman of the American Gas Association.

DIRECTOR SINCE 2000

THOMAS F. FARRELL, II, 52, president and chief executive officer of Dominion (from January 1, 2004 to December 31, 2006, president and chief operating officer and before that, executive vice president). He is chairman of the board and chief executive officer of Virginia Electric and Power Company and chairman, president and chief executive officer of CNG, both wholly-owned subsidiaries of Dominion. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell received his undergraduate and law degrees from the University of Virginia, where he is currently the rector of the Board of Visitors. He joined Dominion in 1995 after practicing law with a regional law firm and has held several executive management positions for Dominion and its subsidiaries.

DIRECTOR SINCE 2005

JOHN W. HARRIS, 59, president, Lincoln Harris, LLC, a real estate consulting firm. He is a director of Piedmont Natural Gas Company, Inc. and Mapeley Limited, a commercial real estate management and outsourcing company located in the United Kingdom. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill. He is also the former president of The Bissell Companies, Inc., a real estate development firm.

DIRECTOR SINCE 1999

ROBERT S. JEPSON, JR., 64, chairman and chief executive officer of Jepson Associates, Inc., a private investment firm. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He also was chairman and chief executive officer of Kuhlman Corporation, Coburn Optical Industries and The Jepson Corporation. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

DIRECTOR SINCE 2003

8	DOMINION 2007

MARK J. KINGTON, 47, managing director, X-10 Capital Management, LLC and president, Kington Management Corporation, private investment firms. He is and has been the principal officer and investor in several communications firms and is a founding and managing member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia.

DIRECTOR SINCE 2005

BENJAMIN J. LAMBERT, III, 70, optometrist. He is a director of Consolidated Bank & Trust Company and SLM Corporation. Mr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He has been a member of the Virginia Senate since 1986 and before that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1994

MARGARET A. McKENNA, 61, president, Lesley University. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including deputy counsel in the White House and deputy under secretary of education. Prior to taking her current position in 1985, she was a director of the Bunting Institute and vice president at Radcliffe College.

DIRECTOR SINCE 2000

FRANK S. ROYAL, M.D., 67, physician. He is a director of SunTrust Banks, Inc., Chesapeake Corporation, CSX Corporation and Smithfield Foods, Inc. Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College.

DIRECTOR SINCE 1994

DAVID A. WOLLARD, 69, founding chairman of the board, emeritus, Exempla Healthcare. He is a director of Vectra Bank Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

Your Board of Directors recommends that you vote FOR these nominees.

DOMINION 2007	9

SHARE OWNERSHIP

DIRECTOR AND OFFICER SHARE OWNERSHIP TABLE

Name of Beneficial Owner	Beneficial Share Ownership of Common Stock (as of February 9, 2007)					Other Plan Accounts(1)
	Shares	Deferred Stock Accounts(2)	Restricted Shares	Exercisable Stock Options	Total	Stock Accumulation(3)	Deferred Compensation(4)
Peter W. Brown	8,940	1,048	—	—	9,988	8,028	—
Ronald J. Calise	4,000	10,661	—	12,000	26,661	—	—
Thos. E. Capps(5)	506,249	—	38,066	800,000	1,344,315	—	—
George A. Davidson, Jr.	104,942	2,408	—	12,000	119,350	—	—
Thomas F. Farrell, II(5)	132,670	—	129,873	500,000	762,543	—	—
John W. Harris	31,192	10,686	—	8,000	49,878	13,702	—
Robert S. Jepson, Jr.	35,890	1,048	—	—	36,938	7,181	—
Mark J. Kington	16,700	2,096	—	—	18,796	—	—
Benjamin J. Lambert, III	1,386	5,459	—	22,000	28,845	13,702	—
Richard L. Leatherwood	1,992	23,090	—	22,000	47,082	13,702	—
Margaret A. McKenna	1,965	9,021	—	—	10,986	—	—
Frank S. Royal	3,191	5,734	—	12,000	20,925	13,702	—
S. Dallas Simmons	4,108	9,044	—	12,000	25,152	13,702	—
David A. Wollard	5,582	—	—	22,000	27,582	13,702	—
Thomas N. Chewning(6)	114,352	—	71,793	400,000	586,145	—	192
Jay L. Johnson	23,561	—	26,787	33,334	83,682	—	4,813
Mark F. McGettrick	25,692	—	28,944	66,667	121,303	—	5,799
Duane C. Radtke	32,854	—	71,793	587,500	692,147	—	8,766
All directors and executive officers as a group (26 persons)(7)	1,230,225	80,295	497,049	2,779,501	4,587,070	97,421	41,712

Footnotes:

(1) Amounts represent share equivalents accumulated under executive and director plans and do not have voting rights.

(2) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen Deferred Cash Compensation Plan accounts.

(3) Because of this plan’s vesting provisions, amounts distributable to a director will be dependent on years of service.

(4) Amounts represent cash and other compensation that were deferred by an executive under the frozen Executive Deferred Compensation Plan, which are deemed invested in Dominion common stock. Such amounts may be distributed in cash or stock at a specified age or retirement.

(5) Messrs. Capps and Farrell disclaim ownership for 19,946 and 399 shares, respectively.

(6) Mr. Chewning pledged 96,960 shares as collateral for a Wachovia Bank loan to a nonprofit organization. Based on the February 9, 2007 closing price of $87.46, if the loan for which these shares are pledged defaults, Wachovia Bank has the right to approximately 36,800 shares.

(7) All directors and executive officers as a group own 1.3% of the number of shares outstanding at February 9, 2007. No individual executive officer or director owns more than one percent of the shares outstanding.

SIGNIFICANT SHAREHOLDER

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	33,610,210	9.6%

The shareholder disclaims beneficial ownership of the shares reported above. The ownership results from the shareholder acting as an investment advisor to various investment companies.

10	DOMINION 2007

THE AUDIT COMMITTEE

Audit Committee Report

Our Committee operates under a written charter, which can be found on our website, and was most recently revised in January 2005.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas, which include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2006, we reviewed and discussed the following with management and the independent auditors:

■	Quarterly and year-end results, financial statements and reports prior to public disclosure;
■	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
■	Management’s compliance with Section 404 of the Sar-banes-Oxley Act relative to documentation and internal and external auditors’ testing of internal controls;
■	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
■	The status of internal audit’s staffing, qualifications and audit plans; and
■	Dominion’s compliance program for employees.

Our Committee conducts pre-meeting sessions to review with management a single topic in more detail. The topics are chosen as part of a November planning process. In 2006, sessions focused on: environmental risks, including clean air and water regulations and climate change; a review of emerging accounting issues and a technical accounting update; an overview of Dominion’s workforce including its workforce profile and planning strategies; and an overview of the company’s law department and its practice areas. In addition to the Committee members, other members of the Board attended each of these sessions.

At four of the Committee’s meetings, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2006 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Independent Auditors for 2007

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2007 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm, independent of us, as Dominion’s independent auditors for 2007, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence, and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

Ronald J. Calise

Robert S. Jepson, Jr.

Margaret A. McKenna

February 28, 2007

DOMINION 2007	11

ITEM 2 — AUDITORS

Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Attached to the policy is a schedule that details the services to be provided and an estimated charge for such services. At its December 2006 meeting, the Committee approved the schedule of services and fees for 2007. As provided by Dominion’s pre-approval policy, any changes to the schedule may be approved by the Committee chairman, and reported to the full Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2006 and 2005.

Type of Fees (millions)	2006	2005
Audit fees	$6.71	$5.69
Audit-related fees	0.71	0.93
Tax fees	0.08	0.71
All other fees	—	—
	$7.50	$7.33

Audit fees are for the audit and review of Dominion’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board of the United States, including Section 404 testing, comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Non-Audit Services

Audit-related fees are for assurance and related services that are associated with the audit or review of Dominion’s financial statements, including employee benefit plan audits, due diligence services and financial accounting and reporting consultation.

Tax fees are for tax compliance services, tax consulting services, and related costs.

Other Information About the Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

ITEM 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

Dominion’s Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2007.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

12	DOMINION 2007

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation, Governance and Nominating Committee operates under a written charter that can be found on our website and was most recently updated in January of this year.

Our Committee reviews and oversees Dominion’s executive compensation programs and the process by which compensation and benefits are determined. To assist us with these responsibilities, we have hired Pearl Meyer & Partners (PMP) as our independent compensation consultant. We meet in person with a managing director of PMP at least once a year and have her participate in other meetings by teleconference as circumstances warrant.

During 2006, we reviewed and discussed the following with management and our independent consultant:

■	Dominion’s overall executive compensation program, including its structure and all its components as described in this proxy statement;
■	Dominion’s peer companies, how they are chosen, and how they compare to Dominion on several financial measures;
■	Compensation for Dominion’s Board of Directors, including how our compensation should be paid and how it compares with compensation paid to directors of Dominion’s peer companies;
■	The SEC’s new rules related to executive and director compensation disclosure and how those rules apply to our responsibilities; and
■	Dominion’s internal pay equity and other issues relevant to our compensation responsibilities.

During 2006, we met with our independent consultant, without management present to review and discuss CEO compensation and other matters. We also met several times with our CEO and discussed his succession and that of key executive positions, as well as the overall performance of his leadership team.

Compensation Discussion and Analysis

In preparation for filing this proxy statement, our Committee reviewed management’s CD&A that describes in more detail our Committee’s process and decisions with regard to Dominion’s executive compensation programs. During our review of the CD&A, we discussed the content of the CD&A with management. We subsequently recommended to the Board of Directors that, based on our review and discussion, the CD&A be included in this proxy statement and incorporated by reference in Dominion’s Annual Report on Form 10-K.

Frank S. Royal, Chairman

John W. Harris

Robert S. Jepson, Jr.

Mark J. Kington

David A. Wollard

February 27, 2007

DOMINION 2007	13

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PHILOSOPHY —

THE OBJECTIVES OF DOMINION’S PROGRAM

Dominion’s executive compensation program is designed to attract, motivate and retain a superior management team, while ensuring that our annual and long-term incentive programs align management’s financial success with that of our shareholders. Management and Dominion’s Board of Directors, through the oversight of its CGN Committee, believe in putting a substantial portion of our senior executives’ compensation at risk based on performance goals established by the CGN Committee. While we benchmark and set general compensation levels relative to Dominion’s peer group of companies (detailed below) and market data, we administer our program to meet the needs and requirements of Dominion. Market data is used as a “reality check” in evaluating our compensation decisions for our senior executives.

Our Process

Each year, the executive compensation program is comprehensively assessed and analyzed. The review process includes, but is not limited to, the following steps:

■	A peer group of companies is identified and Dominion is compared with these peer companies based on a number of different financial and stock performance metrics for a number of different measurement periods;
■	The CGN Committee reviews the performance of the CEO and other senior officers, including the CEO’s assessment of the performance of other key officers, and his views on succession and retention issues;
■	The current annual compensation of senior management and long-term compensation grants made over the past few years are reviewed;
■	The appropriate performance metrics and attributes of annual and long-term programs for the next year are considered and discussed;
■	The entirety of our compensation program is considered, including periodic reviews of specific benefits and perquisites;
■	The base pay, annual incentive pay, long-term pay and total compensation for individual officers are benchmarked against survey data using appropriate job matches and comparable asset and revenue size. The survey data is based on purchased surveys from Mercer HR Consulting, Towers Perrin and other organizations, including industry specific surveys whenever possible. The industry specific surveys provide information on positions at companies of similar size or revenue scope, or general industry data on positions for which we may compete;
■	For our top officers, if peer group compensation is available for their position, we use a blend of survey and peer compensation for comparison, as we compete not only in our own market, but nationally and across industries, for talent;
■	The compensation practices of our peer companies are reviewed, including their practices with respect to equity and other grants, benefits and perquisites;
■	The compensation of our management team from the standpoint of internal equity, complexity of the job, scope of responsibility and other factors is assessed;
■	Specific market-based conditions and other circumstances for certain executives and competitive business groups are considered; and
■	Management’s stock ownership is reviewed.

Management has the following involvement with the executive compensation process:

■	Dominion’s financial planning group identifies companies for inclusion in the peer group based on our industry and the companies used by Dominion analysts and external analysts for comparison purposes. Both Dominion’s CFO and the CGN Committee’s independent compensation consultant, a managing director of Pearl Meyer & Partners (PMP), review and comment on the proposed group before it is submitted to the CGN Committee for approval;
■	Dominion’s CEO and CFO are both involved in establishing and recommending to the CGN Committee financial goals for the incentive programs based on management’s operational goals and strategic plans; and
■	The CEO reviews recommendations from Dominion’s director of executive compensation and PMP regarding salaries, annual and long-term incentive targets, and plan amendments and design before recommendations are made to the CGN Committee. While he reviews and makes recommendations for officers, the CEO does not make any recommendations or review proposals with regard to his own compensation, and only the CGN Committee has the authority to approve compensation for the company’s senior executives. Also, our independent compensation consultant meets with the CGN Committee, without management present, to review her recommendations. The CEO and CFO are also involved in making recommendations about the timing and frequency of our long-term programs, special arrangements to address specific concerns such as the retention program for our exploration and production (E&P) officers, and the elimination or modification of certain benefits.

The Peer Group and Peer Group Comparisons

Dominion’s peer group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. The 2006 peer group consisted of a diversified group of ten energy companies: American Electric Power Company, Inc.; Constellation Energy Group, Inc.; Duke Energy Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corporation; FPL Group, Inc.; Progress Energy, Inc.; Southern Company and TXU Corp. We have a separate group of peer companies for our E&P business unit: Anadarko Petroleum Corporation; Apache Corporation; Burlington Resources, Inc.; Devon Energy Corporation; EOG Resources, Inc.; Kerr McGee Corporation; Pioneer Natural Resources Company and XTO Energy Inc. Because of unusual compensation practices, XTO Energy Inc. is not fully used for compensation setting purposes.

The CGN Committee, PMP and Dominion’s executive compensation department use the peer company data to (i) compare

14	DOMINION 2007

Dominion’s stock and financial performance against these peers using a number of different metrics and time periods; (ii) analyze compensation practices within our industry; and (iii) benchmark other benefits such as our Employment Continuity Agreements and the use of long-term equity vehicles. The general energy peer group is used for our named executive officers other than Mr. Radtke for whom the E&P peer group was used.

Elements of Dominion’s Executive Compensation Program

Our executive compensation program consists of three basic components:

■	Base Salary
■	Annual Incentives
■	Long-Term Incentives

BASE SALARY

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. In considering annual salary increases, the following factors are assessed: (i) the competitive labor market; (ii) changes in an officer’s scope of responsibility, including promotions; and (iii) individual performance, special skills, experience and other relevant considerations.

While the base salary component of our program generally is targeted at or slightly above market median, our primary goal is compensating our executives at a level that best achieves our compensation philosophy and addresses internal equity issues. This results in actual pay for some positions that may be higher or lower than our stated target. We have found that peer group and survey results for particular positions can vary greatly from year to year, and we consider market trends for certain positions over a period of years rather than a one-year snapshot in setting compensation for those positions.

For 2006 base compensation, all officers received a base salary adjustment of at least 4%. Some officers received salary adjustments in excess of 4% for one of the following reasons: (i) increase or other change in job responsibility; (ii) specific market-based reasons; (iii) exceptional performance; (iv) unique retention or job competitiveness reasons; and/or (v) internal pay equity. Mr. Farrell received a 29% increase in base salary in 2006 when he assumed the duties of CEO of Dominion. Even with this increase, his base salary and targeted total cash compensation were below the median for his peers. The CGN Committee determined to bring his base salary to the market median over the course of a few years, based on his achievements and performance in office. The remaining named executive officers included in the Summary Compensation Table received the following 2006 base salary increases: Mr. Chewning – 13.6%; Mr. Radtke – 19%; Mr. McGettrick – 26.5%; and Mr. Johnson – 10%. Mr. Chewning’s increase resulted in his base pay being slightly above market median in recognition of his experience and superior job performance, and the complexity and scope of his responsibilities. Messrs. Radtke, McGettrick and Johnson’s base salaries continued to lag behind the market median based on the increasing size of their business units, the effects of several years with no or below market increases in base salary, and for Messrs. Radtke and McGettrick, the increasing competitive nature of their positions. These increases were aimed at bringing their base salaries closer to market median and to reward excellent performance.

ANNUAL AND LONG-TERM INCENTIVE PROGRAMS

Our annual and long-term incentive programs continue to play a critical role in our compensation practices and our philosophy of aligning the interests of our officers with those of Dominion’s shareholders while rewarding performance. Our annual incentive program is a cash-based program focused on short-term goal accomplishments. Our long-term incentive program is weighted equally between a retention component (restricted stock) and a performance component (cash-based performance grant).

Performance-Based Compensation. The performance-based components of our incentive program (annual incentive plan and the cash performance grants of our long-term program) motivate and encourage our officers and employees to achieve operational excellence that will benefit Dominion’s shareholders. We use a blend of goals focused on Dominion’s financial achievements overall, specific business unit goals and individual goals. These components allow Dominion to encourage and reward officers and employees for achieving financial goals, as well as operating and stewardship goals such as safety and individual power plant performance. Taken together, the goals for any given year are designed to support our values of safety, ethics, excellence and One Dominion.

Annual and long-term incentives are an industry standard and a best practice to motivate employees to achieve performance goals for a portion of their compensation. Performance-based compensation is a large part of our executives’ compensation, with senior officers having the most compensation at risk based on performance. This correlates with the influence and responsibility each level of management has for delivering financial results to our shareholders.

For our CEO, Mr. Farrell, just over 50% of his targeted total compensation (annual and long term) is at risk and depends on the achievement of performance goals. For the other named executive officers, targeted compensation at risk ranged from 49% to 44%, and for a typical vice president, the percentage of targeted compensation at risk is approximately 38%. This compares to an average of approximately 11% of total pay at risk for non-officer employees. This structure ensures that if performance goals are not achieved, the officers have compensation that could be significantly lower than market median depending on the extent that goals are missed. If performance goals are exceeded, officers will receive compensation that is close to or at the market 75th percentile, depending on the extent that goals are exceeded. Additionally, a substantial portion of each officer’s total compensation is tied to the performance of Dominion’s stock through their restricted stock grants, ranging from 18% of targeted total compensation for a typical vice president up to 37% for Mr. Farrell. For Mr. Farrell, this results in almost 90% of his total direct compensation having a performance component.

DOMINION 2007	15

COMPENSATION DISCUSSION AND ANALYSIS

As described in Dominion’s corporate governance guidelines located in the Appendix, the Board may seek to recover performance-based compensation paid to officers who are found to be personally responsible for fraud, negligence or intentional misconduct that causes a restatement of financial results filed with the SEC.

Annual Incentive Plan. Our Annual Incentive Plan focuses on short-term goals, and for the CEO, comprised more than half of his annual cash compensation for 2006. With the introduction of cash-based performance grants in 2006 as outlined below, the CEO and each eligible officer may receive a higher percentage of their total 2007 compensation (annual and long-term) earned in cash, based on goal accomplishment.

Under our Annual Incentive Plan, the CGN Committee establishes “target awards” for each executive. These target awards are expressed as a percentage of the individual executive’s base salary (for example, 50% x base salary). The target award is the amount of cash that will be paid, at year-end, if the plan is fully funded and the executive achieves 100% of the goals established at the beginning of the year. Under the Annual Incentive Plan, if goals are achieved or exceeded, the executive’s total cash compensation for the year is targeted to be at or slightly above market median. If the goals are not achieved, the executive’s total cash compensation may be significantly lower than market median, depending on the extent to which goals were not achieved. For 2006, Mr. Farrell’s annual incentive target was 110% of his base salary, consistent with the intent of having a substantial portion of his compensation at risk. Messrs. Chewning and Radtke’s 2006 target was 90% and Messrs. McGettrick and Johnson’s target was 80%.

Our 2006 Annual Incentive Plan was funded based on goals established and approved by the CGN Committee at the beginning of 2006. For the 2006 Annual Incentive Plan, the threshold consolidated earnings goal for any payout under the plan was reported operating earnings of $5.05 per share, with full funding at reported operating earnings of $5.15 per share. Additionally, if the company’s operating earnings exceeded $5.15 per share, then for every one cent reported over $5.15 per share, 3% in additional funding would be applied to the 2006 Annual Incentive Plan, up to a maximum of 200% funding. This results in the company and employees sharing equally in earnings above the $5.15 per share goal until the 200% maximum funding level is achieved.

To access the funded bonus pool, each executive must meet certain goals, including consolidated and business unit financial goals as well as operating, stewardship and Six Sigma targets. The consolidated earnings goal is designed to drive employee behavior and performance to ensure that shareholders receive an appropriate return on their investment in Dominion.

The business unit financial goals are set based on the levels necessary to achieve the consolidated earnings goal for Dominion. Also, individual business unit goals provide line-of-sight targets for officers and employees, and facilitate financial and business planning at the business unit level.

The operating and stewardship goals may not be financial, and can be customized for a business unit or individual. The accomplishment of these goals often supports the business unit financial goals. The most common operating and stewardship goals have objectives in the following areas: safety; reliability; expenditures and production; forced outages; and service level requirements.

Finally, Six Sigma goals support Dominion’s mission to continue to use Six Sigma to increase productivity, improve service reliability, reduce costs and enhance customer service while bringing the benefits of these improvements to the bottom line.

Each executive’s goals are weighted according to his or her responsibilities. Payout under the plan is determined by multiplying the employee’s target bonus by the percentage the plan is funded (e.g., 100%) by the percentage that the employee’s own personal goal package is achieved (e.g., 90%).

The goal weightings for bonuses under the 2006 Annual Incentive Plan for officers were as follows:

	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship	Six Sigma
Named executive officers	100%	0%	0%	0%

Other officers	25%	50%	15%	10%

For the named executive officers, bonuses were based solely on the consolidated earnings goal, with the CGN Committee having discretion to reduce final payouts to the extent appropriate, based on any goal accomplishment that was less than 100% for the corporate-wide Six Sigma goal, and for Messrs. Radtke, McGettrick and Johnson, any goal accomplishment that was less than 100% for their business unit financial goals or their own personal operating/stewardship goals. The reductions could be as much as the percentages set forth in the table above for each category for other officers. Due to the broad scope of their duties, Messrs. Farrell and Chewning did not have operating and stewardship goals, as these goals tend to be business-unit specific.

We compared Dominion’s actual financial performance for 2006 with the consolidated and business unit earnings goals. We achieved operating earnings of $5.17 per share in 2006 before any additional funding under our plan. Taking into account the funding formula described above, the 2006 Annual Incentive Plan was funded at the 103% level, with additional 3% funding available to cover any upside from the Six Sigma stretch goals described above. Dominion reported $5.16 per share in operating earnings as a result of funding these additions, with shareholders and employees sharing equally in the operating earnings over $5.15 per share.

The Six Sigma goal for 2006 was a corporate-wide positive financial impact of $100 million, with a stretch goal of $150 million, which would result in an increase of 4% in each employee’s payout score if the stretch goal were achieved. Dominion as a whole and each business unit exceeded their Six Sigma stretch goal, with corporate-wide savings of $224 million achieved in 2006. This resulted in all employees, except for our named executive officers, receiving an additional 4% to their payout score for determining 2006 payouts, with a total

16	DOMINION 2007

possible payout of 107% of their target bonus. Our named executive officers received 106% plan funding because their bonuses were based on consolidated earnings goals only, including the earnings kicker; however, their goal score was capped at 100%. Actual amounts earned under the 2006 Annual Incentive Plan by each of the named executive officers are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” on page 20.

The Long-Term Incentive Program. For 2006, Dominion transitioned its long-term program from retention-based restricted stock, with alignment to shareholders, to a long-term program that is both (i) aligned with the long-term interests of shareholders through restricted stock grants and (ii) designed to put a substantial portion of the long-term compensation at risk based on the achievement of performance measures with the introduction of cash performance grants. Grants are typically made on or before April 1 of each year, and we do not time the grant dates based on the release of material information or expectations of stock price changes. Newly promoted officers receive pro-rata grants for the current year’s program based on the fair market value of the stock as of their date of employment or election to office.

Dominion has not issued stock options since 2002, although options remain outstanding from prior programs and are reported in the Outstanding Equity Awards at Fiscal Year-End Table on page 22, with options exercised in 2006 disclosed in the Option Exercises and Stock Vested Table on page 22.

While the CGN Committee reviews prior grants to the CEO before approving new long-term grants, the determination of the appropriate grant for the CEO and other senior executives in any given year is based on the results of the process we described above for our executive compensation program. We do not “deduct” prior compensation paid to our executives from the compensation being considered for the current year. Similarly, if a newer executive does not have prior grants outstanding due to his or her short tenure, we do not increase the compensation paid to the executive due to a lack of outstanding grants from prior years.

Performance Grants. For 2006, we transitioned to a long-term incentive program that is 50% performance-contingent, payable in cash rather than stock. These grants were made on April 1, 2006, and are at-risk based on the achievement of two goals discussed below. The reasons for shifting a portion of the program to cash were (i) the significant ownership of Dominion stock by executives and the high rate of compliance with our share ownership requirements; (ii) provide a more immediate award following achievement of goals; and (iii) improve the tax efficiency of awards as no shares need to be sold to pay taxes, and any net cash award could be used to pay taxes on vesting restricted stock awards.

The 2006 cash-based performance grants have a two-year term, with two equally weighted goals: (1) our total shareholder return (TSR) for the 21 month period ended December 31, 2007, relative to the TSR of a group of industry peers selected by the CGN Committee; and (2) return on invested capital (ROIC) for the two-year period ended December 31, 2007.

For the performance grants which were awarded in April 2006, the 2006 peer group was adjusted, with NiSource, Inc. and PPL Corporation added to the peer group, and Constellation Energy Group excluded for this grant as it was a merger candidate at that time. The grants are 100% performance-based with payouts ranging from 0%-200% of target. The goals for the 2006 grant, scoring for such goals and possible payouts for the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 21.

Restricted Stock Grants. Officers also received restricted stock grants on April 1, 2006. Restricted stock grants serve as a retention tool as they are forfeited upon voluntary termination and align the interests of officers with the interests of our shareholders. Officers who have not achieved their ownership targets are expected to hold vested restricted stock, net of shares used to cover taxes.

The CGN Committee approved the 2006 long-term grants based on a stated dollar value for the award based on its earlier compensation review. Restricted stock was issued for 50% of the total long-term grant value, with the number of shares issued determined by using the fair value of Dominion’s common stock the day before the date of grant (average of high and low stock price). The grants have cliff vesting at the end of the three-year restricted period and officers receive dividends on the shares during the restricted period. The full grant date fair value of each named executive officer’s 2006 restricted stock grant is disclosed in the Grants of Plan-Based Awards Table on page 21.

Vesting Terms for the 2006 Restricted Stock Grants and Performance Grants. Both grants are forfeited in their entirety if the officer voluntarily terminates his or her employment or is terminated with cause before the vesting date. The grants have pro-rata vesting for termination without cause, retirement, death or disability, rewarding the officers or their estate only for the period of time they provided services to Dominion. For the performance grants, the pro-rata payout is based on expected or actual goal performance at the end of the performance cycle.

In the event of a Change in Control* at Dominion, the restricted shares have pro-rata vesting up to the change in control date, rewarding officers only for prior service. If the officers subsequently are terminated without cause, or constructively terminate their employment, under the terms of the grant, any remaining unvested shares will vest at that point. For the cash performance grants, as any goals would likely be materially changed as a result of any Change in Control, payout of these grants will accelerate and will be equal to the greater of the target grant amount or the payout that would be made based on the assumptions used for goal performance in the company’s latest financial statements as of the day before the Change in Control occurred.

* A Change in Control occurs if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions.

DOMINION 2007	17

COMPENSATION DISCUSSION AND ANALYSIS

EMPLOYEE AND EXECUTIVE BENEFITS

Dominion’s officers participate in many of the same employee benefit programs as other employees. The core employee benefit programs include two tax-qualified retirement plans, medical coverage, dental coverage, vision coverage, life insurance, disability coverage, travel accident coverage, vacation, company-paid short-term disability and long-term disability coverage. There are other miscellaneous employee benefit programs, such as flexible spending accounts, health savings accounts, employee assistance programs, employee leave policies and other incidental programs available to employees generally. Our tax-qualified retirement plans are a 401(k) plan and a defined benefit pension plan (Pension Plan). We make a matching contribution to each employee’s 401(k) plan account of 50 cents for each dollar contributed on the first 6% of compensation (up to IRS limits) if less than 20 years of service, and 67 cents for each dollar contributed on the first 6% of compensation (up to IRS limits) if the employee has at least 20 years of service. The amount of the company matching contributions under the 401(k) for the named executive officers ranged from $6,600 to $8,800. Amounts forgone due to IRS limits were paid to executives in cash and ranged from $6,495 to $23,400. All of these matching contribution amounts are shown in the All Other Compensation footnote to the Summary Compensation Table following this section. The defined benefit pension plan pays benefits under a formula that is explained in Pension Benefits and the change in pension value for 2006 is included in the Summary Compensation Table on page 20.

We also have two supplemental retirement plans for our executives. The Benefit Restoration Plan makes up for certain limits related to Pension Plan benefits imposed by the Internal Revenue Code as more fully explained in Pension Benefits on page 23. The Pension Plan and Benefit Restoration Plan pay benefits calculated on base salary. To accommodate changes in tax law, the Dominion Benefit Restoration Plan was frozen as of December 31, 2004 (Frozen BRP) and a New Benefit Restoration Plan was implemented effective January 1, 2005 (New BRP). There is no change in the total benefit provided as a result of this new plan.

The Executive Supplemental Retirement Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus) for a period of ten years or life as more fully explained in Pension Benefits on page 23. To accommodate changes in the tax law, the Executive Supplemental Retirement Plan was frozen as of December 31, 2004 (Frozen ESRP) and a New Executive Supplemental Retirement Plan was implemented effective January 1, 2005 (New ESRP). There is no change in the ben-efit provided as a result of this new plan.

We maintain the Benefit Restoration Plan and the Executive Supplemental Retirement Plan to provide a competitive level of retirement benefits to our executives. The Pension Plan and its related Benefit Restoration Plan provide a benefit that is calculated on base salary, credited age, credited service and a social security off-set. Because a more substantial portion of our executives’ total compensation is paid as incentive compensation than for other employees, the Pension Plan and Benefit Restoration Plan alone would not produce the same percentage of replacement income in retirement for executives as for other employees. The Executive Supplemental Retirement Plan is intended to partially make up for the limitation of these two plans due to their use of base salary only. The Executive Supplemental Retirement Plan includes bonuses in its calculations, but does not include long-term incentive compensation. As a result, a significant portion of the potential compensation for our executives is excluded from calculation in any retirement plan benefit. The present value of accumulated benefits under these plans is disclosed in the Pension Benefits Table on page 23.

We also maintain a voluntary Executive Life Insurance Program for our executives. The plan provides for whole-life insurance policies to executives with a death benefit that is a multiple (one to three times) of each executive’s base salary. This insurance is in addition to the term insurance that is provided as an employee benefit. The executive is the owner of the policy and the company will make premium payments to the later of 10 years or age 64. Executives are taxed on the value of the insurance provided by the company. The premiums for these policies are included in the All Other Compensation footnote to the Summary Compensation Table on page 20.

Perquisites. We provide perquisites for our executives that are considered reasonable and in line with market practice. In addition to incidental perquisites associated with maintaining an office, we offer the following limited number of perquisites to our executives:

1.	An allowance of up to $9,500 a year for financial, estate and tax planning as well as for health and physical well being services. Dominion wants executives to be proactive with preventative healthcare and financial and estate planning and to ensure proper tax reporting of company-provided compensation.
2.	A company-leased vehicle, including the cost of insurance, gas and maintenance, up to an established lease-payment allowance (if the lease payment exceeds the allowance, the officer pays for excess amounts on the vehicle personally). We offer this perquisite to be competitive with other comparable employers.
3.	Luncheon or other club memberships to provide a venue for business entertainment purposes. In 2007, Dominion is eliminating this perquisite.
4.	In limited circumstances, use of company aircraft for personal travel. The Board has required Mr. Farrell to use the aircraft for personal travel for reasons of security. Other executives’ use of the aircraft is very limited, and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on the executives’ schedule. Executives are taxed on all personal use of aircraft under IRS guidelines. Other than Mr. Farrell, the personal use of aircraft is not allowed when there is a company need for the aircraft. Use of the corporate aircraft saves our executives substantial time and allows better access to the executives for company purposes. Over 96% of the use of Dominion’s company planes is for business purposes.

18	DOMINION 2007

Tax Gross-Up. While these perquisites are generally taxable, the company provides a tax gross-up for the limited personal use of the company plane that does occur, spousal travel or expenses for business entertainment purposes and in a limited number of cases, club memberships. As mentioned above, we are no longer paying for any clubs and therefore there will no longer be associated taxes or gross-ups on those club memberships.

Other Agreements. As a fully integrated electric and gas holding company with an E&P subsidiary, we are part of a constantly changing and increasingly competitive environment. In order to secure and retain the services and focus of key management executives, we have entered into agreements with each of our named executive officers to provide certain retirement benefits or other protections in certain circumstances, including Employment Continuity Agreements with each executive. The specific terms of these agreements are discussed in Pension Benefits and the tables under Potential Payments Upon Termination or Change in Control. Also, in connection with our strategic process and the possible divestiture of a substantial portion of our E&P assets, we entered into special employment letters with Mr. Radtke and each officer in our E&P business unit. These agreements are intended to retain our E&P management team through this process and to offer them protection and motivation to help Dominion achieve the maximum shareholder value from the process. Mr. Radtke’s agreement was entered into in January 2007, and provides him with benefits similar to those he would receive in a Change in Control as outlined on page 28. However, the final structure and specifics of any transaction will dictate whether any excise taxes will be due on these amounts.

STOCK OWNERSHIP

The CGN Committee reviews our share ownership guidelines annually, along with the ownership of the named executive officers individually and the officer group as a whole. We believe these guidelines and management’s internal policies emphasize stock ownership and retention that align management’s interests with the interests of our shareholders. Restricted stock and options do not count towards an officer’s ownership target. Each of our named executive officers has exceeded their ownership target.

Stock Ownership Guidelines. Targeted ownership levels are the lesser of the following:

Position	Value/# of Shares
President & chief executive officer	8 x salary/145,000
Executive vice president – Dominion	5 x salary/35,000
Senior vice president – Dominion & subsidiaries	4 x salary/20,000
Vice president – Dominion & subsidiaries	3 x salary/10,000

Executives may participate in Dominion’s Executive Stock Purchase Tool Kit to assist them in achieving their stock ownership target levels. Participants in the Tool Kit receive “bonus shares” for 25% of the value of their investment in Dominion stock. The programs are: (i) a bonus exchange program, where goal-based stock is issued in exchange for annual incentive payouts; and (ii) a stock acquisition program, with participants making one-time or periodic purchases of company stock through Dominion Direct®. Participation in either of the Tool Kit programs ceases once an executive reaches his or her stock ownership target level.*

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing Dominion’s tax deduction to the extent reasonable. The CGN Committee considers the Section 162(m) implications when approving certain plans and pay-outs. However, the CGN Committee reserves the right to approve, and in some cases has approved, non-deductible compensation if they believe it is in Dominion’s best interest.

Accounting for Stock-based Compensation

Effective January 1, 2006, we measure and recognize compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued.

Prior to January 1, 2006, we accounted for our stock-based compensation plans under the measurement and recognition provisions of Accounting Principles Board Opinion No. 25,

Accounting for Stock Issued to Employees, and related interpretations. Under this method, stock option awards generally did not result in compensation expense, since their exercise price was typically equal to the market price of our common stock on the date of grant.

The CGN Committee considers the accounting treatment of equity and performance based compensation when approving awards.

* In 1999, the Board approved Stock Purchase and Loan programs intended to encourage and facilitate executives’ ownership of common stock through the availability of loans guaranteed by Dominion. Officers borrowed money from an independent bank to purchase stock, for which they were personally liable and which Dominion guaranteed. Because of restrictions on company loans or guarantees to officers under the Sarbanes-Oxley Act of 2002, Dominion ceased these programs and as of December 31, 2006, there were no longer any loans outstanding. Mr. Radtke received subsidies under this program during 2006 until his loan was repaid in November 2006, as disclosed in the All Other Compensation footnote to the Summary Compensation Table on page 20.

DOMINION 2007	19

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Thomas F. Farrell, II (President and CEO)	2006	$ 1,000,000	$ 1,962,120	$ 1,166,000	$ 2,616,339	$ 560,071	$ 7,304,530
Thomas N. Chewning (Executive vice president and chief financial officer)	2006	600,000	1,038,680	572,400	294,209	374,390	2,879,679
Duane C. Radtke Executive vice president (President & CEO – Dominion E&P)	2006	575,000	1,177,289	548,550	814,052	371,209	3,486,100
Mark F. McGettrick Executive vice president (President & CEO – Dominion Generation)	2006	525,000	429,074	428,728	883,115	155,448	2,421,365
Jay L. Johnson Executive vice president (President & CEO – Dominion Delivery)	2006	436,500	391,579	370,152	401,052	193,888	1,793,171

Footnotes:

(1) The amounts in this column reflect the compensation expense recognized in 2006 on all outstanding stock awards in accordance with SFAS 123R. The grant date fair value of restricted stock awards is equal to the market price of our stock on the date of grant. The grant date fair value of each named executive officer’s 2006 restricted stock grant is disclosed in the Grants of Plan-Based Awards Table on page 21. See also Note 20 to the Consolidated Financial Statements in Dominion’s 2006 Annual Report on Form 10-K for more information on the valuation of stock-based awards and the Outstanding Equity Awards at Fiscal Year-End Table on page 22 for a listing of all outstanding equity awards as of December 31, 2006.

(2) The amounts in this column reflect the payout under Dominion’s 2006 Annual Incentive Plan. All of the named executive officers except for Mr. McGettrick received the full potential payout of their target awards, reflecting 106% funding of the 2006 Annual Incentive Plan and 100% payout for accomplishment of their goals. Mr. McGettrick’s payout was reduced to an overall payout of 102% of his target due to less than 100% performance on safety and production cost goals for his business unit. See CD&A for additional information on the 2006 Annual Incentive Plan and the Grants of Plan Based Awards Table for the range of each named executive officer’s potential award under the 2006 Annual Incentive Plan (with this column reflecting the actual payout for each named executive officer).

(3) All amounts in this column are for the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our qualified pension plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These amounts are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary, such as Mr. Farrell’s promotion to chief executive officer as of January 1, 2006; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; and (iv) other market factors.

(4) All Other Compensation amounts for 2006 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Tax Gross-up	Employee Savings Plan Match(b)	Company Match Above IRS Limits(c)	Vacation Sold Back to Company	Loan Program Subsidy	Dividends Paid on Restricted Stock	Total All Other Compensation
Thomas F. Farrell, II	$ 83,862	$ 55,393	$ 42,907	$ 6,600	$ 23,400	$ 19,231	$ 0	$ 328,678	$ 560,071
Thomas N. Chewning	64,322	85,644	14,400	6,600	15,200	0	0	188,224	374,390
Duane C. Radtke	43,040	61,400	18,735	6,600	10,650	11,058	13,172(d)	206,554	371,209
Mark F. McGettrick	33,090	24,085	3,342	8,800	12,200	0	0	73,931	155,448
Jay L. Johnson	45,190	50,390	15,747	6,600	6,495	0	0	69,466	193,888

Footnotes:

(a) Unless noted, the amounts in this column for all officers are comprised of the following: personal use of a company vehicle; personal use (except for Mr. McGettrick) of corporate aircraft; financial planning, health and wellness allowance; and club fees. For Messrs. Farrell and Chewning, personal use of the corporate aircraft was $36,923 and $27,303, respectively. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 96% of the use of the corporate aircraft is for business purposes. For Mr. Farrell, club fees were $26,555 which includes a one-time transfer fee for a corporate membership for his use while serving as CEO.

While some of the club fees are for personal memberships which may be used for business purposes, a majority of the fees reflected are for corporate memberships. Although we consider corporate club fees as a perquisite, a majority of the use of corporate club memberships is for business purposes. The aggregate incremental cost for club fees is based on actual costs incurred. As of January 1, 2007, the company is eliminating the club perquisite program for executives, and they will be personally responsible for all dues.

In addition to these formal perquisite programs, executives may also receive some perquisites from time to time that have no incremental cost to the company. These would include (i) use of the company’s travel department for making travel arrangements that may have a personal component to them; (ii) flights on the company plane when a seat is available for the spouse or other guest of an executive; (iii) an assigned parking spot; and (iv) occasional use of their administrative assistant or other company employees for assistance with charitable, community or personal matters.

(b) Paid under the terms of the company’s 401(k) Plan.

(c) Represents payment of “lost” savings plan match due to IRS limits. This lost match was paid in cash to the named executive officers outside of the 401(k) Plan.

(d) This loan was paid off in November 2006. See footnote description under Stock Ownership Guidelines in CD&A on page 19.

20	DOMINION 2007

GRANTS OF PLAN-BASED AWARDS

Name	Grant Approval Date(1)	Grant Date(1)	Estimated Future Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)
			Threshold	Target	Maximum
Thomas F. Farrell, II
2006 Annual Incentive Plan(2)			$ 0	$ 1,100,000	$ 2,200,000
2006 Performance Grant(3)			0	3,000,000	6,000,000
2006 Restricted Stock Grant(3)	3/31/06	4/01/06				43,147	$ 3,000,011
Thomas N. Chewning
2006 Annual Incentive Plan(2)			0	540,000	1,080,000
2006 Performance Grant(3)			0	1,000,000	2,000,000
2006 Restricted Stock Grant(3)	3/31/06	4/01/06				14,383	1,000,050
Duane C. Radtke
2006 Annual Incentive Plan(2)			0	517,500	1,035,000
2006 Performance Grant(3)			0	1,000,000	2,000,000
2006 Restricted Stock Grant(3)	3/31/06	4/01/06				14,383	1,000,050
Mark F. McGettrick
2006 Annual Incentive Plan(2)			0	420,000	840,000
2006 Performance Grant(3)			0	600,000	1,200,000
2006 Restricted Stock Grant(3)	3/31/06	4/01/06				8,630	600,044
Jay L. Johnson
2006 Annual Incentive Plan(2)			0	349,200	698,400
2006 Performance Grant(3)			0	450,000	900,000
2006 Restricted Stock Grant(3)	3/31/06	4/01/06				6,473	450,068

Footnotes:

(1) On March 31, 2006, the CGN Committee approved the 2006 long-term compensation awards for our officers which consisted of a restricted stock grant and a cash performance grant. The 2006 restricted stock award was granted on April 1, 2006. Under our 2005 Incentive Compensation Plan, fair market value is defined as the average of the high and low prices of Dominion stock as of the last day on which the stock is traded preceding the date of grant. The fair market value for the April 1, 2006 restricted stock grant was $69.53 per share and was determined by taking the average of the high and low prices of Dominion stock on March 31, 2006 (grant approval date).

(2) These amounts represent potential payouts under the 2006 Annual Incentive Plan. Actual payouts earned are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 20. Under our annual incentive program, our officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each executive based on his or her salary level and expressed as a percentage of the individual executive’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and the executive achieves 100% of the goals established at the beginning of the year. For the 2006 Annual Incentive Plan, funding is based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%.

For our officers who are among the top most highly compensated group for 2006, which includes all of our named executive officers, payout under the 2006 Annual Incentive Plan is based solely on the achievement of the Corporate funding goal, with the CGN Committee having the discretion to lower actual payouts to ensure that such awards are consistent with those granted to other plan participants. The 2006 target percentages of base salary for our named executive officers are as follows: Thomas F. Farrell, II – 110%; Thomas N. Chewning and Duane C. Radtke – 90%; Mark F. McGettrick and Jay L. Johnson – 80%.

(3) As described in footnote (1), the long-term compensation award for our officers consisted of two components of equal value: a restricted stock grant and a performance grant. The restricted stock fully vests at the end of three years with dividends paid during the restricted period at the same rate declared by Dominion for all shareholders. The restricted stock award also provides for pro-rata vesting if an officer dies, become disabled, retires, is terminated without cause or if there is a Change in Control.

The performance grant will be paid in cash in 2008 and can range from 0% to 200% of the target award. The amount earned by our officers will depend on the level of achievement of two equally weighted metrics: 1) our total shareholder return (TSR) for the twenty-one month period ended December 31, 2007 relative to the TSR of a group of industry peers selected by the CGN Committee; and 2) return on invested capital (ROIC) for the two-year period ended December 31, 2007. The payout for TSR performance can range from 0% to 200% of the target award and will be interpolated between the following levels:

Relative TSR Performance	Percentage Payout
Top Quartile – 75 to 100%	150% to 200%
2nd Quartile – 50% to 74.9%	100%
3rd Quartile – 25% to 49.9%	50% to 99.9%
4th Quartile – below 25%	0%

Payout for ROIC performance will range from 0% to 200% of the target award and will be interpolated between the ranges established by the CGN Committee. The performance grant also provides for some form of pro-rata payout in the event an officer retires, dies, becomes disabled, or is terminated without cause. In the event of a Change in Control, payout will accelerate and be equal to the greater of the target amount or the payout amount that would be made for the company’s goal performance based on the company’s financial statements as of the day before the Change in Control. See CD&A on page 17 for the definition of a Change in Control.

DOMINION 2007	21

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
Thomas F. Farrell, II	200,000	$ 59.96	1/01/08	41,860(3)	$ 3,509,542
	200,000	59.96	1/01/09	44,866(4)	3,761,565
	200,000	59.96	1/01/10	43,147(5)	3,617,444
Thomas N. Chewning	100,000	59.96	1/01/08	30,233(3)	2,534,735
	150,000	59.96	1/01/09	27,177(4)	2,278,520
	150,000	59.96	1/01/10	14,383(5)	1,205,871
Duane C. Radtke	8,333	59.96	1/01/08	6,641(6)	556,781
	8,333	59.96	1/01/09	30,233(3)	2,534,735
	8,334	59.96	1/01/10	27,177(4)	2,278,520
	100,000	63.275	1/01/08	14,383(5)	1,205,871
	100,000	63.275	1/01/09
	100,000	63.275	1/01/10
	262,500	67.06	4/09/11
Mark F. McGettrick	33,333	59.96	1/01/09	10,698(3)	896,920
	33,334	59.96	1/01/10	9,616(4)	806,205
				8,630(5)	723,539
Jay L. Johnson	33,333	59.96	1/01/08	10,698(3)	896,920
	33,333	59.96	1/01/09	9,616(4)	806,205
	33,334	59.96	1/01/10	6,473(5)	542,696

Footnotes:

(1) All options presented in this table are fully vested and exercisable. There are no unexercisable options outstanding.

(2) Based on closing stock price of $83.84 on December 29, 2006 which was the last day of our fiscal year on which Dominion stock was traded.

(3) Shares vest on February 24, 2008.

(4) 50% of shares will vest on May 11, 2007 based on achievement of certain performance criteria; the remaining shares vest on May 11, 2009.

(5) Shares vest on April 1, 2009.

(6) Shares vested on January 26, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Option Awards Value Realized on Exercise	Number of Shares Acquired on Vesting	Stock Awards Value Realized on Vesting
Thomas F. Farrell, II	—	—	—	—
Thomas N. Chewning(1)	50,000	$ 983,358	—	—
Duane C. Radtke(2)	—	—	6,177	$ 486,115
Mark F. McGettrick	—	—	—	—
Jay L. Johnson	—	—	—	—

Footnotes:

(1) These options were exercised pursuant to a Rule 10b5-1 trading plan.

(2) These shares were acquired under the Bonus Exchange Program of the Executive Stock Purchase Tool Kit in January 2003.

22	DOMINION 2007

PENSION BENEFITS(1)

No payments were made to any of the named executive officers during Fiscal Year 2006 under any of the plans listed in this table.

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit
Thomas F. Farrell, II	Qualified Pension Plan	11.00	$ 203,292
	Benefit Restoration Plan Pre-2005	9.00	400,169
	Executive Supplemental Retirement Plan Pre-2005	9.00	4,045,600
	New Benefit Restoration Plan	19.64	1,861,454
	New Executive Supplemental Retirement Plan	19.64	4,537,473
Thomas N. Chewning	Qualified Pension Plan	19.00	609,429
	Benefit Restoration Plan Pre-2005	25.00	3,070,085
	Executive Supplemental Retirement Plan Pre-2005	25.00	3,975,100
	New Benefit Restoration Plan	30.00	631,314
	New Executive Supplemental Retirement Plan	30.00	758,864
Duane C. Radtke	Qualified Pension Plan	5.75	151,829
	Benefit Restoration Plan Pre-2005	3.75	177,511
	Executive Supplemental Retirement Plan Pre-2005	3.75	0
	New Benefit Restoration Plan	12.21	754,308
	New Executive Supplemental Retirement Plan	12.21	3,566,510
Mark F. McGettrick	Qualified Pension Plan	22.50	342,897
	Benefit Restoration Plan Pre-2005	20.50	240,808
	Executive Supplemental Retirement Plan Pre-2005	20.50	346,256
	New Benefit Restoration Plan	27.30	1,627,896
	New Executive Supplemental Retirement Plan	27.30	1,392,833
Jay L. Johnson	Qualified Pension Plan	6.33	195,853
	Benefit Restoration Plan Pre-2005	4.33	120,201
	Executive Supplemental Retirement Plan Pre-2005	4.33	1,114,201
	New Benefit Restoration Plan	12.18	557,424
	New Executive Supplemental Retirement Plan	12.18	1,235,612

Footnotes:

(1) The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service and pay and other assumptions similar to those used for accounting and disclosure purposes.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All executives are participants in the Pension Plan.

The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. Reduced retirement is available after age 55 with three years of service. For retirement between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60 and 0.50% per month for each month between ages 55 and 58. All named executive officers have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Earnings are limited to the IRS maximum which was $220,000 for 2006. Bonuses are not included in base pay. Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion.

(2) Years of service for the qualified plan is actual years accrued from date of participation. Pre-2005 service is accrued service up to 12/31/2004. Service for the New Benefit Restoration Plan and the New Supplemental Retirement Plan is the pro-rata portion of the contractual service from date of participation.

These factors are then applied in a formula. The formula has different percentages for credited service before 2001 and after 2000. The benefit is the sum of the amounts from these two formulas.

For Credited Service before 2001:

2.03% times Final Average	Minus	2.00% times estimated
Earnings times Credited		Social Security benefit
Service before 2001		times Credited Service
before 2001
For Credited Service after 2000:
1.80% times Final Average	Minus	1.50% times estimated
Earnings times Credited		Social Security benefit
Service after 2000		times Credited Service
after 2000

Credited Service is limited to a total of 30 years for all parts of the formula and Credited Service after 2000 is limited to 30 years minus Credited Service before 2001.

If a vested participant does not start receiving benefit payments at termination, the participant can start receiving benefit payments at any time after age 55. For terminated vested participants (terminate employment before age 55) the early retirement reduction factors for the portion of the benefits earned

DOMINION 2007	23

EXECUTIVE COMPENSATION

after 2000 are as follows: age 64 – 9%; age 63 – 16%; age 62 –23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 –44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

Benefit payment options are a (1) single life annuity; (2) 50% joint and survivor annuity; (3) 100% joint and survivor annuity; and (4) Social Security leveling option with any of the other three benefit forms. The normal form of benefit is the single life annuity. All of the options are actuarial equivalent to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefits until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a Special Retirement Account (SRA), which is in addition to the pension benefit. The SRA is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate. The SRA can be paid in a lump sum or paid as part of an annuity with the other benefits under the Pension Plan.

Dominion Benefit Restoration Plans

Dominion sponsors the New Benefit Restoration Plan, effective as of January 1, 2005 (New BRP), and the Frozen Benefit Restoration Plan, frozen as of December 31, 2004 (Frozen BRP) which are discussed under Employee and Executive Benefits on page 18. Neither plan is tax qualified.

The Frozen BRP provides benefits accrued before 2005 that are intended to be exempt from Section 409A of the Internal Revenue Code. The New BRP was adopted to accommodate the enactment of and is intended to comply with Section 409A of the Internal Revenue Code for benefits accrued after 2004. The overall restoration benefit was not changed by adoption of the New BRP.

The restoration benefit offers an additional incentive to attract and retain talented executives for Dominion by compensating them for the reduction in their benefits under Dominion’s Pension Plan resulting from the application of limitations on compensation and benefits imposed on tax-qualified pension plans by the Internal Revenue Code.

A Dominion employee is eligible to participate in the New BRP if he or she is a member of management or a highly compensated employee and has had his or her benefit under the Dominion Pension Plan reduced or limited by the Internal Revenue Code. Dominion designates an employee to participate in the New BRP. The Frozen BRP has been closed to new participants since December 31, 2004. A participant remains a participant in either plan until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by Dominion.

Upon retirement, the New BRP provides a monthly restoration benefit equal to the monthly benefit the participant would have received under Dominion’s Pension Plan but for the limitations imposed by the Internal Revenue Code, reduced by the monthly benefit the participant actually receives under Dominion’s Pension Plan, reduced further by the monthly benefit the participant receives under the Frozen BRP. Upon retirement, the Frozen BRP provides a monthly restoration benefit equal to the monthly benefit the participant would have received under Dominion’s Pension Plan but for the limitations imposed by the Internal Revenue Code, reduced by the monthly benefit the participant actually receives under Dominion’s Pension Plan, in each case determined as though the participant had separated from service with Dominion no later than December 31, 2004.

As discussed above, the Internal Revenue Code limits the amount of compensation that may be taken into account under a qualified retirement plan to no more than a certain amount each year. For 2006, the limit was $220,000. The Internal Revenue Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2006, this limitation was the lesser of (i) $175,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

In each plan, retirement means the participant’s termination of employment with Dominion at a time when the participant is entitled to receive benefits under Dominion’s Pension Plan. A participant who terminates employment prior to retirement is generally not entitled to a restoration benefit. However, a participant who becomes totally and permanently disabled prior to retirement or who dies prior to reaching retirement eligibility is entitled to the restoration benefit.

Dominion may grant additional months of service and years of age to participants for purposes of these plans and the supplemental retirement plans described below. Extra age and service credit is granted for mid-career recruiting and retention purposes. Mr. Farrell will be credited with 25 years of service at age 55, and will be credited with 30 years of service at age 60. Mr. Chewning has been credited with 30 years of service. Mr. Radtke will receive 20 years of credited service at age 62. Mr. McGettrick will receive 5 years of additional credited age and service at age 50. Also, if Mr. McGettrick is terminated other than for cause prior to age 50, he will be credited with the number of years needed to bridge him to 55 years of age and the additional years of service that he would have earned had he remained employed by the company until age 55. Mr. Johnson will be credited with 20 years of service once he completes 10 years of actual service. Additional age and years of service may be credited in certain situations pursuant to the terms of individual retirement agreements and arrangements for the named executive officers and is described in Potential Payments Upon Termination or Change in Control.

A participant’s accrued restoration benefit is calculated based on the default annuity form under Dominion’s Pension Plan. Under the New BRP, the restoration benefit is generally paid in the form of a single cash lump sum, unless the participant elects to receive a single life or 50% or 100% joint and survivor annuity. Under the Frozen BRP, the restoration benefit is usually paid in the form of a single cash lump sum, unless the participant elects to receive a single life or 50% or 100% joint and survivor annuity.

24	DOMINION 2007

For purposes of these plans and the supplemental retirement plans described below, the present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion’s Administrative Benefit Committee. Actuarial assumptions used for December 31, 2006 calculations include: discount rate of 6.20%; Frozen BRP and Frozen ESRP lump sum rate of 4.85%; New BRP and New ESRP lump sum rate of 5.45%; Frozen BRP cost of living adjustment of 1.625%; and the 1994 Group Annuity Mortality tables for post-retirement only.

Dominion Executive Supplemental Retirement Plans

Dominion sponsors the New Executive Supplemental Retirement Plan, effective as of January 1, 2005 (New ESRP), and the Frozen Executive Supplemental Retirement Plan, frozen as of December 31, 2004 (Frozen ESRP) which are discussed under Employee and Executive Benefits on page 18. Neither plan is tax qualified.

The Frozen ESRP provides benefits accrued before 2005 that are intended to be exempt from Section 409A of the Internal Revenue Code. The New ESRP was adopted specifi-cally to accommodate the enactment of and is intended to comply with Section 409A of the Internal Revenue Code for benefits accrued after 2004. The overall supplemental retirement benefit was not changed by adoption of the New ESRP.

The supplemental retirement benefit offers an additional incentive to attract and retain talented executives for Dominion. In light of the competitive industry in which it does business, Dominion feels that the normal pension plan benefit (even as increased by the restoration benefit) is insuffi-cient to fulfill this purpose on its own.

Any elected officer of the company is eligible to participate in the New ESRP. Dominion designates an officer to participate. The Frozen ESRP has been closed to new participants since December 31, 2004. A participant remains a participant in either plan until he or she ceases to be an elected officer or until participation is revoked by Dominion.

The New ESRP provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation, based on his or her compensation and subject to age and years of service as of retirement, reduced by the annual retirement benefit provided under the Frozen ESRP. The Frozen ESRP provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation, based on his or her compensation and subject to age and years of service as of December 31, 2004. The retirement benefit is only payable for ten years unless Dominion designates the participant to receive lifetime benefits as described below.

A participant’s final cash compensation includes, as of the relevant determination date, the participant’s annual rate of base salary then in effect plus the target amount payable under the company’s annual incentive plan for the year in which the determination is made. Final cash compensation does not include the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation.

A participant in either plan is entitled to the full retirement benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. Months of service generally include any months of service with Dominion, except that, for new participants who join the New ESRP on or after December 1, 2006, months of service only include months of service with Dominion while a participant in the New ESRP. Current named executive officers who are entitled to a full ESRP retirement benefit are: Messrs. Chewning, Radtke and Johnson.

A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced retirement benefit, calculated by multiplying the full retirement benefit described above by a fraction, the numerator of which equals the participant’s total number of months of service since becoming a participant, and the denominator of which equals the total number of months between the date the participant became a participant and age 55. Partial months are disregarded in this calculation. Mr. Farrell and Mr. McGettrick are the only named executive officers who are not entitled to a full retirement benefit. See the discussion above regarding additional months of service and years of age.

A participant who separates from service with Dominion with less than 60 months of service is generally not entitled to a retirement benefit. However, a participant who becomes totally and permanently disabled prior to separation from service is entitled to a full retirement benefit, regardless of age or months of service. In addition, the beneficiary of a participant who dies prior to reaching retirement eligibility is entitled to the participant’s full retirement benefit.

A participant’s accrued retirement benefit is initially calculated as an annual amount payable in monthly installments for a period of 120 months. However, the New ESRP allows Dominion to designate certain participants as eligible for a retirement benefit for their lifetimes. Messrs. Farrell and Chewning will receive this benefit for their lifetime. Mr. Radtke will receive this benefit for his lifetime if employed with the company at age 62, and Mr. McGettrick if employed with the company at age 60. Mr. Johnson will receive this benefit for his lifetime after he has completed 10 years of actual service with Dominion.

Under the New ESRP, the retirement benefit is generally paid in the form of a single cash lump sum unless a participant (other than a lifetime participant) elects monthly installment payments guaranteed for 120 months or a lifetime participant elects a single life annuity with 120 guaranteed monthly payments. Under the Frozen ESRP, the retirement benefit is usually paid in the form of a single cash lump sum unless the participant elects monthly installments guaranteed for 120 months, or unless a lifetime participant elects a single life annuity with 120 guaranteed monthly payments.

DOMINION 2007	25

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (year ended 12/31/06)	Aggregate Balance at Last FYE (as of 12/31/2006)
Thomas F. Farrell, II	$ 5,537	$ 121,586
Thomas N. Chewning	1,801	16,079
Duane C. Radtke	83,137	755,710
Mark F. McGettrick	90,470	837,868
Jay L. Johnson	60,698	562,523

Dominion does not currently offer any nonqualified deferred compensation plans to its officers or other employees. The Aggregate Balance at Last FYE column includes salary and bonus deferrals, lost company savings plan match and vested restricted stock which would have been reported in prior years’ Summary Compensation Tables.

The Nonqualified Deferred Compensation Table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: The Dominion Resources, Inc. Executives’ Deferred Compensation Plan, which was amended and restated as of December 31, 2004 to “freeze” the plan as of that date (Frozen Deferred Compensation Plan); and The Dominion Resources, Inc. Security Option Plan, which was amended and restated effective December 31, 2004 to “freeze” the plan as of that date (Frozen DSOP). While the Frozen DSOP was not a deferred compensation plan, but an option plan, we are including information regarding the plan and any balances under the plan in this table to make full disclosure about possible future payments to officers under the employee benefit plans.

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company savings plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan provides for 28 investment funds for the plan balances, including a Dominion Stock Fund. Participants may change investment elections on any business day. Any vesting restricted stock and gain from stock option exercises that were deferred are kept in the Dominion Stock Fund. Earnings are calculated based on the performance of the underlying investment fund. No preferential earnings are paid, and therefore no earnings from these plans are included in the Summary Compensation Table on page 20.

The named executive officers invested in the following funds which had rates of returns for 2006 as noted below. Except for the Dominion Fixed Income Fund, all of the funds have the same rate of returns as corresponding publicly available mutual funds.

Vanguard 500 Index Fund	15.6%
Dominion Resources Stock Fund	12.3%
Dominion Fixed Income Fund	5.0%

The Dominion Fixed Income Fund is an option that provides a fixed return rate set prior to the beginning of the year. The investment management department of Dominion determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

Under the terms of the Frozen Deferred Compensation Plan, participants have the ability to change their distribution schedule for benefits under the plan with six months notice to the plan administrator. Participants may elect the following Benefit Commencement Dates:

■	In February after the calendar year in which they terminate employment due to retirement.
■	In February after the calendar year in which they terminate employment due to retirement, but not before February of a specific calendar year.
■	In February of a specific calendar year.

The default Benefit Commencement Date is February after the year in which the participant retires. Participants may elect multiple Benefit Commencement Dates; however, all new elections must be made at least six months before an existing Benefit Commencement Date. Withdrawals less than six months prior to an existing Benefit Commencement Date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than February 28, ten calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment, for reasons other than death, disability or retirement, before an elected Benefit Commencement Date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected Benefit Commencement Date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from 1 to 10 years. Once they begin receiving annual installment payments, they can make a one-time election to either 1) receive their remaining account balance in the form of a lump sum distribution or 2) change their remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company matching contributions to the savings plan in the form of options under this plan. DSOP Options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 26 mutual funds, and there is not a Dominion stock alternative nor a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total

26	DOMINION 2007

return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

■	Options expire on the last day of the 120th month after retirement or disability.
■	Options expire on the last day of the 24th month after the participant’s death (while employed).
■	Options expire on the last day of the 12th month after the participant’s severance.
■	Options expire on the 90th day after termination with cause.
■	Options expire on the last day of the 120th month after severance following a Change in Control.

The named executive officers held options on the following

publicly available mutual funds which had the rates of returns for 2006 as noted below.

Vanguard Balanced Index Fund	11.0%
Vanguard Short-Term Bond Index	4.1%
Vanguard Small Cap Growth Index	12.0%
Vanguard Small Cap Index	15.7%
Vanguard Extended Market Index	14.3%
Vanguard U.S. Value	14.1%
Artisan International Investor	25.6%
Harbor International Instl Fund	32.7%
Janus Growth & Income Fund	7.8%
Janus Mid Cap Value Investor	15.3%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause, Voluntary Termination, Retirement or Termination Upon Death or Disability

as of December 31, 2006 (Messrs. Chewning, Radtke and Johnson)

Under the terms of Dominion’s qualified retirement plan, Messrs. Chewning, Radtke and Johnson are eligible for retirement as of December 31, 2006. In addition to the benefits outlined below, they would receive the benefits provided above in the Pension Benefits Table, with the following reduction in nonqualified plan benefits for early retirement versus the assumed retirement ages used in the Pension Benefits Table: for

Mr. Radtke ($1,534,204) and Mr. Johnson ($1,010,818). Also, Mr. Chewning would be eligible for retiree medical benefits under the company’s plan for all employees, whereas Messrs. Radtke and Johnson would not be eligible as they do not have ten years of service with the company. The following table assumes they retire in connection with any termination without cause, voluntary termination or termination upon death or disability.

	Restricted Stock Awards(1)	Performance Grant Awards	Executive Life Insurance	Unused Vacation Benefit	Special Payments (Non-compete)(2)	Total
Thomas N. Chewning	$ 5,114,722	$ 428,795	$ 278,606	$ 74,567	$ 600,000	$ 6,496,690
Duane C. Radtke	5,671,504	428,795	0	68,557	0	6,168,856
Jay L. Johnson	1,838,800	192,958	0	53,724	0	2,085,482

Footnotes:

(1) Grants made prior to 2006 are fully vested upon retirement. Grants made in 2006 and after vest pro-rata upon retirement.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Chewning will be entitled to a special payment of one times salary in exchange for a two year non-compete requirement.

Termination Without Cause as of December 31, 2006 (Messrs. Farrell and McGettrick)

Under terms of his agreement, Mr. McGettrick will be credited with the number of years needed to give him 55 years of credited age, and the number of additional years needed to give him the same number of years of service that he would have earned had he remained employed until age 55, if he is terminated other than for cause prior to age 50. At age 50 and above, if he is terminated without cause, he will receive 5 years of additional credited age and service. Mr. McGettrick is currently 49. This would entitle him to participate in retiree medical coverage, and to be treated as retired for life insurance, stock and incentive grants. In addition to the benefits outlined below, Mr. McGettrick would receive the nonqualified retirement plan benefits provided in the Pension Benefits Table on page 23 plus an additional benefit of $905,334. Mr. Farrell is not retirement eligible, but under the terms of his letter agreement with Dominion in connection with his election as CEO, his 2003 and 2004 restricted stock grants will vest in their entirety upon termination without cause, and he will be entitled to participate in retiree medical coverage without regard to his age or service to the same extent as retired employees of Dominion. In addition to the benefits outlined below, Mr. Farrell would receive the nonqualified retirement plan benefits provided above in the Pension Benefits Table with a reduction of $1,954,805. Messrs. Farrell and McGettrick are also entitled to a qualified pension plan benefit beginning at age 55. The estimated monthly life annuity benefit for Mr. Farrell and Mr. McGettrick would be $1,630 and $3,670, respectively.

	Restricted Stock Awards(1)	Performance Grant Awards	Executive Life Insurance(2)	Retiree Medical(3)	Unused Vacation Benefit	Total
Thomas F. Farrell, II	$ 8,175,469	$ 1,286,385	$ 0	$ 82,400	$ 101,925	$ 9,646,179
Mark F. McGettrick	1,884,011	257,277	24,085	95,130	64,869	2,325,372

Footnote:

(1) Under Messrs. Farrell and McGettrick’s individual agreements, grants made prior to 2006 are fully vested upon termination without cause. Grants made in 2006 and after vest pro-rata upon termination without cause.

(2) Amounts reflect annual premiums payable for the later of ten years or age 64.

(3) This represents the present value of the retiree medical benefit that Mr. Farrell and Mr. McGettrick would receive due to their letter agreements.

DOMINION 2007	27

EXECUTIVE COMPENSATION

Voluntary Termination (Messrs. Farrell and McGettrick)

Mr. Farrell would receive a nonqualified retirement plan benefit of $8,889,891 with all restricted stock and performance grants forfeited. Mr. McGettrick would receive a nonqualified retirement plan benefit of $1,357,844 with all restricted stock and performance grants forfeited; Messrs. Farrell and McGettrick would be entitled to qualified pension plan benefits at age 55. The estimated monthly life annuity benefit for Messrs. Farrell and McGettrick would be $1,630 and $3,670, respectively. Messrs. Farrell and McGettrick would also be entitled to unused vacation benefits of $101,925 and $64,869, respectively.

Termination Due to Death/Disability (Messrs. Farrell and McGettrick)

Messrs. Farrell and McGettrick would be treated as if they retired on date of death under the Benefit Restoration Plan. For the Executive Supplemental Retirement Plan, they would receive the benefit they would be entitled to as of the date of death or disability as though they were 55. They would be fully vested in restricted stock grants made prior to 2006 and would be pro-rata vested in grants made in 2006 and forward. Messrs. Farrell and McGettrick would receive benefits indicated under Termination without Cause on page 27 except that (i) Mr. Farrell would receive $11,050,205 under Nonqualified Retirement Plans; and (ii) in the event of death, the Executive Life Insurance and retiree medical benefits would not be paid.

Termination with Cause

Messrs. Chewning, Radtke and Johnson are eligible for retirement as of December 31, 2006; therefore, if allowed to retire under all of Dominion’s benefit plans in connection with a termination with cause, they would receive the benefits described above under Termination Without Cause, Voluntary Termination, Retirement or Termination Upon Death or Disability. However, the Board may lower these amounts depending on the circumstances: (i) the claw-back policy allows for recovery of any performance-based compensation if it was based on financial results that were subject to any restatement due to the officer’s fraud or negligence; and (ii) the CGN Committee can remove the officer as a participant in the nonqualified retirement plans, reducing the final compensation due by the amounts reflected in the Pension Benefits Table.

For Messrs. Farrell and McGettrick, upon termination with cause, they would receive the nonqualified and qualified retirement and pension benefits described in Voluntary Termination, subject to the claw-back and removal from plan remedies discussed above. All shares of restricted stock and performance grants are forfeited upon a termination for cause. Messrs. Farrell and McGettrick would also be entitled to unused vacation benefits of $101,925 and $64,869, respectively.

Change in Control

Dominion has entered into an Employment Continuity Agreement with each of its officers, including the named executive officers. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual Change in Control at Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change of control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

The Employment Continuity Agreements provide benefits in the event of a Change in Control. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The agreements indemnify the executive for excise taxes and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Dominion’s Continuity Agreements require two triggers for the payments of the benefits disclosed in the tables below:

■	There must be a Change in Control which is defined in CD&A on page 17; and
■	The executive must either: be terminated without cause, or terminate his or her employment with the surviving company after a “constructive termination”. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a Change in Control, or the executive’s work location is relocated more than 50 miles without his or her consent (Constructive Termination).

The table below provides the payments that would be earned by each named executive officer if they were terminated, or constructively terminated, as of December 31, 2006 as a result of a Change in Control. For officers that are retirement eligible (Messrs. Chewning, Radtke and Johnson), these benefits would be in addition to the retirement benefits discussed above. For executives that are not retirement eligible (Messrs. Farrell and McGettrick), these benefits are in addition to the benefits they would receive for a termination without cause disclosed above. All stock options held by our named executive officers are vested. In a Change in Control, outstanding options could be exercised or the CGN Committee may take actions with respect to unexercised options that it deems appropriate.

All cash payments disclosed in the table below are payable as a lump sum, unless noted otherwise. Certain lump-sum amounts will be paid six months after termination in order to be in compliance with the Internal Revenue Code.

28	DOMINION 2007

Termination, including Constructive Termination, Due to Change in Control as of 12/31/2006

	3 Times Salary & Bonus	5 Years Extra Age & Service	Vesting of Restricted Stock Awards	Payout of Performance Grant Awards	Outplacement Services	Executive Life Insurance(1)	Miscellaneous Benefits(2)	Excise Tax and Tax Gross-Ups	Total
Thomas F. Farrell, II	$ 6,300,000	$ 5,599,483	$ 2,713,083	$ 1,713,615	$ 25,000	$ 55,393	$ 92,860	$ 7,307,591	$ 23,807,025
Thomas N. Chewning	3,420,000	0	904,403	571,205	25,000	0	25,212	0	4,945,820
Duane C. Radtke(3)	3,277,500	771,804	904,403	571,205	25,000	61,400	121,845	2,727,909	8,461,066
Mark F. McGettrick	2,835,000	1,711,218	542,654	342,723	25,000	24,085	42,641	2,578,178	8,101,499
Jay L. Johnson	2,357,100	465,604	407,022	257,042	25,000	50,390	103,546	1,785,911	5,451,615

Footnotes:

(1) Amounts reflect annual premiums paid under the terms of the Employment Continuity Agreements. For Mr. Chewning, this benefit is disclosed as a retirement benefit in the table on page 27. For Messrs. Farrell, Radtke, McGettrick and Johnson, life insurance premium payments would be made for five years if terminated as of December 31, 2006 in connection with a Change in Control.

(2) Miscellaneous benefits include:

■	COBRA premiums for dental and vision coverage for 36 months.
■	The value of retiree medical coverage for which they are not eligible without a Change in Control.
■	Employee Term Life Insurance and Disability Insurance premium payments for up to 36 months.
■	Unused vacation that is not allowed to be sold under the vacation policy (up to one week), but could be sold under a Change in Control event.

(3) In addition to the amount reflected in the 5 Years Extra Age & Service column above and the amounts in the Pension Benefits Table, Mr. Radtke would be entitled to an additional benefit of $2,193,752 relating to any E&P transactions based on vesting of his lifetime ESRP benefit.

EQUITY COMPENSATION PLANS

As of December 31, 2006	Securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Securities available for future issuance
Plans approved by shareholders	4,643,588	$ 59.75	15,580,356	(1,2)
Plans not approved by shareholders	2,602,076	61.88	953,733	(3)
Total	7,245,664	60.51	16,534,089

Footnotes:

(1) Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as listed below:

Shares
Directors’ Stock Accumulation Plan	307,904
Directors’ Deferred Cash Compensation Plan	377,632

(2) Amount also includes 4,462,367 shares available for issuance under the 2005 Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance awards. Under the 2005 Incentive Compensation Plan, shares for expired or forfeited awards become available for new awards.

(3) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. Dominion’s

Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval. The LSOP was a program used by Dominion to motivate, attract and retain key non-executive salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan, as any new awards will be made under the shareholder approved 2005 Incentive Compensation Plan. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grant of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found on page 7 under Frozen Directors Plans.

DOMINION 2007	29

SHAREHOLDER PROPOSALS

The proposals presented below and on the following pages were submitted to Dominion in November 2006. While we have had discussions with the shareholders, or their representatives, who submitted the proposals, Dominion has been notified that the shareholders, or their representatives intend to present the proposals at the Annual Meeting. Upon request, we will furnish the names, addresses and stock ownership of the proponents of these proposals.

ITEM 3 — ENVIRONMENTAL REPORT

WHEREAS: In 2005, the scientific academies of 11 nations, including the U.S., stated that, “The scientific understanding of climate change is now sufficiently clear to justify nations taking prompt action. It is vital that all nations identify cost-effective steps that they can take now, to contribute to substantial and long-term reductions in net global greenhouse gas emissions.”

A 2004 Conference Board report declared that, “scientific consensus that the climate is changing is growing steadily stronger over time; Corporate boards will be increasingly expected to evaluate potential risks associated with climate change; and, the global economy will become less carbon-intensive over time …. The real questions are what the pace of the transition will be and who will be the winners and losers.”

U.S. power plants are responsible for nearly 40 percent of the country’s carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.

In June 2005, a majority of U.S. Senators voted in favor of a resolution stating that, “… Congress should enact a comprehensive and effective national program of mandatory, market-based limits on emissions of greenhouse gases that slow, stop, and reverse the growth of such emissions …”

Over the past several years, AEP, Cinergy, DTE Energy, TXU, and Southern Company have issued comprehensive reports to shareholders about the implications of climate change for their businesses. AEP stated, “some initial mandatory reductions of greenhouse gas emissions are likely in the next decade …”

Nine northeastern states are developing the Regional Greenhouse Gas Initiative, which aims to significantly reduce emissions from electric power companies and develop a market to trade emissions allowances. California plans to reduce the state’s emissions of greenhouse gases to 2000 levels by 2010, 1990 levels by 2020, and 80 percent below 1990 levels by 2050.

In February 2005, the Kyoto Protocol took effect, imposing mandatory greenhouse gas limits on the 148 participating nations. Companies with operations in those nations must reduce or offset some of their greenhouse gas emissions. For example, companies with operations in Europe can make reductions using the European emissions trading program, where CO2 has regularly traded for more than $20 per ton.

The California Public Utilities Commission now expects all utilities to add a greenhouse gas cost of $8/ton of CO2 in all long-term power contracts, and the Colorado Public Utilities Commission agreed that Xcel Energy should assume a $9 per ton cost for a new coal power plant.

Dominion is proposing to build several thousand megawatts of coal-fired power generation with an estimated investment of several billion dollars, which will emit millions of tons of CO2 per year.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, public pressure to significantly reduce carbon dioxide and other emissions from the company’s current and proposed power plant operations. The report should be provided by September 1, 2007 at a reasonable cost and omit proprietary information.

30	DOMINION 2007

OPPOSING STATEMENT

The Board recommends that you reject this proposal.

This proposal is similar to one submitted to the shareholders in 2005 and 2006. In both years, the overwhelming majority of shareholders rejected it. We believe their vote illustrates their belief that Dominion’s environmental record is strong. We encourage you to visit our website www.dom.com/ about/environment/index.jsp. You will see the ways Dominion is working hard to reduce emissions and be a responsible, environmental steward.

Among key examples: In November 2005, Dominion announced plans to spend $500 million to install additional emissions controls on its coal-fired power stations in Virginia to reduce sulfur dioxide, nitrogen oxide and mercury emissions to meet stringent new emissions reductions required by the federal Clean Air Interstate and Mercury rules. This followed more than $2 billion Dominion has invested or committed to spend since the 1990s in clean air improvements in Virginia through lowered emissions. With completion of environmental upgrades by 2015, Dominion will have reduced its SO2 emissions by an average of more than 80 percent for its coal-fired units that serve Virginia. Nitrogen oxide emissions will decrease by 74 percent and mercury emissions by about 86 percent from 2000 levels.

In addition, Dominion is one of the first utilities in the country to be subject to state and regional greenhouse gas initiatives. The company is on schedule to comply with Massachusetts’ mandatory greenhouse gas emission regulations. Several of Dominion’s generation facilities will also be subject to the first greenhouse gas cap in the United States, the Regional Greenhouse Gas Initiative in New England.

These commitments to invest in emissions reductions and comply with emerging greenhouse gas regulations are evidence that Dominion takes its responsibility for environmental stew-

ardship seriously. We also take seriously the need to provide our customers reliable electric service. Virginia’s population is growing at an annual rate of nearly 7 percent, which exceeds the U.S. growth rate by 1.5 percent. Peak demand in Dominion’s Virginia service territory is expected to grow by 1,756 megawatts in the next five years and by 4,000 megawatts in the next 10 years. The proponent incorrectly states that Dominion plans to build several thousand megawatts of coal-fired power generation. In response to this upcoming growth, Dominion has announced the construction of a 500- to 600-megawatt coal-fired plant in southwest Virginia. The planned facility will employ state-of-the-art pollution control technology. Dominion has also begun the application for an early site permit authorizing a potential new nuclear unit at our North Anna nuclear power plant. The production of nuclear power creates no greenhouse gas emissions. Dominion also just acquired a 50 percent interest in a wind farm being developed in West Virginia that will produce 164 megawatts of electricity.

In short, Dominion has a strong record of addressing issues proactively that will impact our customers and shareholders. We intend to be prepared early to comply with new greenhouse gas emissions regulations at the lowest possible cost. We take pride in our environmental efforts, which are already made public on the company’s website and updated regularly to reflect changes in our environmental programs. Through our website, we provide stakeholders with more detailed information about Dominion’s environmental activities.

Again, we encourage shareholders to visit that website at www.dom.com/about/environment/index.jsp to learn more about Dominion’s response to environmental issues. Dominion is responding to greenhouse gas and other emissions policies with the benefit of Board participation.

Your Board of Directors recommends that you vote AGAINST this proposal.

DOMINION 2007	31

SHAREHOLDER PROPOSALS

ITEM 4 — TRANSMISSION LINE REPORT

WHEREAS: A public utility’s success by its nature relies on a healthy relationship with the community it serves and on the political environment in which it operates;

The established process for creating a powerline corridor involves multiple stakeholders at federal, state, county, and municipal levels;

Consequently, many federal, state, and local regulations and programs currently constrain powerline development in areas where Dominion operates, including: the National Environmental Policy Act, National Historic Preservation Act, Federal Water Pollution Control Act, State Scenic Byways Program, The National Park System, Virginia Department of Historic Resources, and the Virginia State Park System (among many others):

A “National Interest Electric Transmission Corridor” (NIETC) can be created under the Energy Policy Act of 2005. The Act permits an NIETC to override the results of fair, balanced, and well-established federal, state, and local review, preservation and permitting processes;

PJM Interconnection (a regional transmission organization to which Dominion belongs) reports that Dominion will help construct a 240 mile, 500-kilovolt powerline from southwestern Pennsylvania through Virginia. PJM filed a Department of Energy request to designate this path an NIETC, which permits bypassing the established permitting processes noted above;

Virginia Senators John Warner and George Allen, Virginia Governor Timothy Kaine, and other federal, state and locally-elected representatives have all spoken publicly against “fast-tracking” this powerline as an NIETC:

These important political figures, along with citizens and numerous community groups (who seek to preserve agricultural, environmental and historic assets, and some of whom threaten litigation) also oppose NIETC “fast-track” approval based, in part, on the following:

■	Building this transmission corridor will prolong electric production at many of the nation’s oldest and dirtiest coal-fired plants, thus increasing rates of asthma, lung disease, heart attacks and learning disabilities.
■	These plants are responsible for a substantial portion of the nation’s total emission of greenhouse gases.
■	The proposed NIETC would endanger or impair more than 80,000 acres of land currently under permanent conservation easements, and adversely impact the Appalachian Trail and Virginia State Park and Wildlife Management Areas.
■	The proposed powerline would degrade natural, cultural and historic resources including Civil War Battlefields, 19 existing (and 15 proposed) Historic Districts, scenic byways, agricultural and forest districts, State parks and conservation areas.

Virginia is crafting its own energy policy due in July 2007. PJM’s NIETC has not been coordinated with Virginia’s energy initiatives — which seek to promote cleaner technologies that reduce global-warming greenhouse gases;

Dominion’s own Code of Ethics calls for “… behaving with respect, honesty and decency towards everyone affected by our business,” yet by seeking NIETC, Dominion and PJM may be allowed to ignore important stakeholder input and consideration;

THEREFORE, BE IT RESOLVED: Shareholders request that the Board prepare before November 2007 (at reasonable cost and omitting proprietary information) a report evaluating the environmental, health and cultural impacts created by utilizing NIETC, and how those impacts would differ if a power-line were constructed without such utilization.

32	DOMINION 2007

OPPOSING STATEMENT

Your Board recommends that you reject this proposal.

The proposal requests that Dominion prepare a report evaluating the environmental, health and cultural impacts created by utilizing a National Interest Electric Transmission Corridor (NIETC) to site a new transmission line in Virginia and how such impacts would differ without using NIETC.

By way of background, to provide for the nation’s need for electric reliability, the federal Energy Policy Act of 2005 authorized the U.S. Department of Energy (DOE) to identify and designate as NIETCs certain critical congestion areas for electric transmission. The portion of Northern Virginia served by Dominion is included in one of two “Critical Congestion Areas” for electric transmission — the areas of most-urgent concern — as determined by the DOE’s National Electric Transmission Congestion Study in 2006. The DOE has not designated any NIETCs thus far. As further background, it should be noted that the PJM Interconnect regional transmission operator (PJM) estimates that Dominion will experience the fastest growth in peak demand for electricity anywhere in PJM’s 13-state region over the next 10 years.

There are three reasons that your Board makes its recommendation that you reject this proposal:

1. DOE has not designated a NIETC in Virginia. Dominion has publicly stated on multiple occasions that it intends to pursue approval of transmission siting through the long-established process of the Virginia State Corporation Commission (SCC).

2. Under either the state or federal siting approval process, environmental, health and cultural impacts of a proposed transmission line must be considered.

NIETC authority to construct a transmission line in Virginia could only occur after Dominion first initiates the existing state process to authorize construction. Under that process, the company must file an application with the SCC, which must consider the environmental, health and cultural impacts of suggested transmission routes based on a coordinated review conducted by the Virginia Department of Environmental Quality that includes affected agencies and localities. Only if the routes fell within a NIETC and if the SCC withheld its approval of the company’s application for more than 12 months from the filing would the company have the option under federal regulations to seek approval of the transmission line from the Federal Energy Regulatory Commission (FERC). And, if the company were to seek FERC approval, FERC also is required to consider environmental, health and cultural impacts as part of its evaluation. Therefore, environmental, health and cultural studies would be required under both the SCC and FERC siting processes.

3. Dominion is responsible for building only a portion of the 500-kilovolt line referred to in the proposal, one that would connect Dominion’s Meadow Brook and Loudoun substations in Northern Virginia. The company’s preferred route for its portion of the transmission line follows the path of existing transmission lines, thus minimizing the potential impact of the new line.

The company conducted three public workshops in Northern Virginia — which were attended by approximately 2,100 people — and solicited much additional input about potential routes from residents, public officials and others in person and through other means of communications including the company website. Based on that input, Dominion announced on February 13, 2007 that it had chosen a preferred route that runs entirely along an existing transmission line corridor. Such a preference will be included when Dominion files its application with the SCC, which is expected to occur in April 2007.

Dominion currently offers a variety of incentives, programs and information designed to help customers conserve energy, reduce peak demand and save money on their electric bills. This includes more than 300 megawatts of peak load reductions by industrial, government and other large customers as well as time-of-use rates for residential customers. Dominion’s customer communications regularly provide information on how to reduce energy consumption. Additional conservation and demand-side management initiatives are being planned. The company also has committed publicly to achieving the voluntary renewable generation targets that are part of electric utility reregulation legislation that has been approved by the Virginia General Assembly and is awaiting approval of the governor.

The subject of this proposal, while important, should be looked at within the context of Dominion’s obligation to provide reliable electric service to its customers in a cost-effective manner. The company’s senior management and its Board have seriously considered the comments and objections of all stakeholders that may be impacted by a transmission line. We are committed to minimizing the impact of the project where possible and to seek the best alternatives, as evidenced by the preferred route chosen by the company. However, as noted by the PJM Interconnect and others, demand for electricity is continuing to grow significantly. Successfully siting and constructing new transmission lines in a timely manner will be critical to Dominion’s ability to meet the needs of our customers.

Your Board of Directors recommends that you vote

AGAINST this proposal.

DOMINION 2007	33

APPENDIX

CORPORATE GOVERNANCE GUIDELINES

I. ROLE AND FUNCTION OF THE BOARD

Dominion’s Board of Directors (Board) is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of Dominion’s shareholders. Dominion’s business is conducted by its employees under the supervision of its Chief Executive Officer. The Board and management recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. These governance guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. The Board will review these guidelines annually in its continuing effort to achieve this goal.

A.	COMPOSITION

1. The Board will consist of a majority of independent directors. No more than three employees or ex-employees of the company may serve concurrently as directors. The Board affirmatively determines a director’s independence in accordance with the New York Stock Exchange’s (NYSE) listing standards and Dominion’s independence standards, which are adopted by the Board.

2. The Board will set the number of Directors within the range allowed by the company’s Articles of Incorporation. The range is currently 10 to 17 Directors.

3. The Compensation, Governance and Nominating (CGN) Committee, with advice from the CEO and other members of the Board and management, shall screen director candidates. The Committee shall select candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Among the attributes that the Committee may consider are a candidate’s character, judgement, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are among the relevant criteria. The Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The Committee will also consider the independence of any candidate under the standards of independence discussed above.

4. The company’s CEO should be a member of the Board.

5. All Directors are elected annually by the shareholders.

B.	STRUCTURE

1. The Board’s current committees are Audit, CGN, and Finance and Risk Oversight. These committees shall report regularly to the full Board.

2. The CGN Committee shall be responsible for recommending directors for placement on the various committees. Assignments shall be based on the needs of the Board and the expertise of the members. The Board annually shall appoint the committee members and chairs.

3. The Audit and CGN Committees shall be composed of independent directors in accordance with the current rules and regulations of the Securities and Exchange Commission (SEC) and the NYSE. For the Audit Committee, “independence” includes the additional requirement that the director not be affiliated with Dominion or receive any compensation, directly or indirectly, from the company other than compensation for services as a director. For the CGN Committee, “independence” shall include the additional requirements for an “outside director” as specified under Rule 162(m) of the Internal Revenue Code.

4. All Board committees shall have written charters that address the committees’ purposes, duties and responsibilities. Each committee shall conduct an annual evaluation of its performance.

5. The Board may establish, from time to time, additional committees to facilitate and assist in the execution of the Board’s responsibilities.

C.	OPERATION AND RESPONSIBILITIES

1. The Board shall determine whether to have a joint CEO/Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors.

2. The Board’s independent Directors shall hold regularly scheduled executive sessions, during which they will review the performance of senior management and discuss other matters, as they believe necessary. Only the Board’s independent Directors shall make decisions with respect to CEO compensation. The Chair of the CGN Committee will lead executive sessions of independent Directors unless the Chairman of the Board is an independent Director.

3. The Board shall establish the number of regular meetings to be held each year, and shall hold special meetings when necessary. The CEO shall set the Board agendas with advice from the Directors, and such agendas and select information shall be distributed to the Directors prior to Board meetings for their review. Directors shall regularly receive pertinent information regarding Company activities and other matters of interest.

4. Directors are expected to attend all Board and committee meetings and to devote as much time and attention as necessary to discharge their duties. Directors also are expected to ensure that other commitments do not materially interfere with their attendance at company meetings or their ability to fulfill their responsibilities as company Directors. In addition, the CEO shall sit on no more than two other public company Boards and non-employee members of the Board shall sit on no more than five Boards or three Audit Committees of other public companies.

5. The Board shall review and approve Dominion’s Code of Ethics to guide employees, officers and, where applicable, directors in promoting high ethical standards, fiscal accountability and compliance with all applicable laws and regulations.

6. The Board and its committees shall have the authority and funding at any time to retain independent outside financial, legal or other advisors.

7. The CGN Committee shall conduct an annual assessment of the Board’s effectiveness and that of its committees.

D.	DIRECTOR POLICIES

1. Director Orientation and Education

a. Newly elected Directors will receive a briefing from the CEO and senior management regarding matters related to the

34	DOMINION 2007

company’s core businesses. At a minimum, they shall be briefed on operations and strategic directions by the CEO, Chief Financial Officer, Chief Legal Officer and CEO’s of the major business segments and by the Corporate Secretary on matters related to Board governance and membership. In addition, new Directors shall tour company facilities when practicable.

b. Continuing education will be achieved through management presentations at Board meetings from time to time to provide insights into aspects of the company’s business or to provide employees with exposure to the Board for purposes of management development. The Board and committees will receive updates on any new material legal or regulatory requirements that affect the company. In addition, Directors may periodically attend seminars conducted by organizations outside of the company that are related to director responsibilities, governance or industry matters.

2.	Age and Term Limits

a. The Board does not believe it appropriate or necessary to limit the number of terms a Director may serve.

b. Independent Directors shall submit their resignation not later than December 31 following their 72nd birthday, and annually thereafter. In view of the consistently changing and increasingly competitive environments in which Dominion and its businesses operate, Board stability and experience are essential. Accordingly, the Board reserves the right not to accept such resignation, and to nominate such Directors for election to the Board at the Annual Meeting of Shareholders if the Board determines that it is in the company’s best interest.

3.	Change in Job Responsibilities

a. Non-employee Directors are expected to tender their resignation to the CGN Committee if their job responsibilities change meaningfully from those they held when they were elected to the Board or if there is a change in circumstances that could reasonably affect their independence. This does not mean that the Committee will automatically accept such resignation; instead there will be an opportunity for the Committee to determine the appropriateness of Board membership under such circumstances.

b. Directors who are employed by Dominion shall submit their resignation from the Board to the CGN Committee when they conclude their employment. The CGN Committee shall have discretion as to whether such offer will be accepted.

4.	Majority Voting

a. Any Director nominee must, as stated in the Company’s bylaws, submit his or her resignation if, in an uncontested election, more than fifty percent of the votes cast are withheld on that Director’s election to the Board. With advice from the CGN Committee, the Board will determine whether to accept such resignation.

b. Any Director submitting his or her resignation will abstain from participating in deliberations or voting regarding such resignation.

5.	Other Affiliations

a. Director will advise the Chair of the CGN Committee or the Corporate Secretary of any affiliation or transactions with public, private or non-profit entities so that the relationship can be reviewed to determine if it could create a potential conflict of interest or possible inconsistency with Dominion’s corporate policies or practices.

6.	Non-employee Director Compensation and Stock Ownership Requirements

a. The CGN Committee shall review annually and assess the compensation paid to non-employee Directors and recommend to the Board any changes it believes are appropriate. To assist it, the CGN Committee may retain an independent consultant to benchmark non-employee Director compensation with that of Dominion’s peer companies. In addition, to link Directors’ compensation to performance and to align the Board’s interests with the interests of Dominion’s shareholders, a significant portion of the Directors’ compensation may be payable in some form of Dominion Common Stock.

b. Each Director, within four years of his or her election to the Board, shall acquire and hold shares of Dominion Common Stock equal in value to five times the annual retainer for service as a Director. During their term of service, Directors are prohibited from selling shares of stock granted by the company, other than shares acquired as a result of option exercises.

II.	MANAGEMENT AND THE BOARD

A.	BOARD ACCESS TO MANAGEMENT

1. Board members shall have complete access to the CEO, the Chief Financial Officer, the Chief Legal Officer and/or General Counsel, General Auditor, other members of senior management and the independent auditors. Management shall be responsive to all requests for information from Board members.

B.	DEVELOPMENT AND SUCCESSION

1. The CGN Committee shall evaluate annually the CEO’s performance as part of its review of Dominion’s executive compensation program. The CEO shall not be present during the CGN Committee’s review of his performance and compensation. The CGN Committee shall ensure that executive compensation programs align the interests of management with those of Dominion’s shareholders.

2. The CEO is responsible for developing and maintaining a process to plan for successor chief executive officers, as well as for other key senior leadership positions. The CEO shall review this process with the CGN Committee at least annually. The Board has final authority to select any successor CEO and, in the case of an emergency, the company’s bylaws direct the process.

C.	RISK OVERSIGHT

1. The Audit Committee shall meet periodically with members of management, including the Principal Accounting Officer or Controller, the Chief Legal Officer and/or General Counsel, and the internal and independent auditors to receive and discuss reports on Dominion’s internal control systems and compliance.

DOMINION 2007	35

APPENDIX

2. The Finance and Risk Oversight Committee shall meet periodically with the Chief Financial Officer, the Chief Legal Officer and other members of management responsible for financial and risk management to receive and discuss Dominion’s financing activities, risk assessment and risk management policies and procedures. The Committee shall report to the Audit Committee and the Board of Directors regarding these activities.

D.	MANAGEMENT COMMITTEES

1. Management has established a Disclosure Committee for the purpose of ensuring that Dominion’s disclosure controls and procedures for periodic filings with the SEC (including the proxy statement) are in compliance with applicable laws and regulations. The Disclosure Committee, which reports to the Audit Committee quarterly, shall be comprised of representatives of the major business functions and also the Chief Legal Officer, Chief Information Officer, Chief Accounting Officer, General Counsel, Corporate Secretary, and Controller. The Chief Accounting Officer shall chair the Committee.

E.	RECOVERY OF PERFORMANCE-BASED COMPENSATION

1. In the event financial results which are filed with the Securities and Exchange Commission are restated due to fraud, negligence or intentional misconduct, the Board or an independent committee will review performance-based compensation paid to officers who are found to be personally responsible for the fraud, negligence or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the Board will seek, if it deems appropriate, the recovery of any amounts paid in excess of the amounts that would have been paid to such officers based on the restated financial results.

III.	MODIFICATIONS

The operation of the Board is a dynamic and evolving process, as are the demands of the marketplace. As such, the CGN Committee shall periodically review these Guidelines and recommend proposed modi-fications to the Board when appropriate and when NYSE or SEC regulations dictate.

COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE CHARTER

I.	PURPOSE

The Compensation, Governance and Nominating Committee will represent the Dominion Board of Directors (Board) in discharging its oversight responsibilities relating to executive compensation, corporate governance, the identification and nomination of qualified director candidates, and the evaluation of the Board as a whole. The Committee’s primary responsibilities are set forth in Section III of this Charter.

II.	ORGANIZATION

1. The Committee shall be comprised of four or more Directors. The Board shall appoint the Committee members and Chair.

2. Each Committee member shall be an “independent” director as determined by the Board in accordance with Dominion’s Director Independence Standards.

3. The Committee will meet at least four times annually, and more frequently if circumstances dictate, and report to the Board on all of the matters discussed and acted on by the Committee. A majority of the Committee constitutes a quorum, and the Committee may act by unanimous written consent.

4. The Committee shall have the authority to delegate to the CEO or a management committee certain administrative duties for all employee benefit plans (including Dominion’s welfare plans and tax qualified and nonqualified benefit plans) or to Dominion Resources Services, Inc. and certain of its management committees. Under certain regulations or other circumstances, such authority may require Board approval or the Committee may request that the Board ratify its actions.

5. The Committee has the sole authority to retain and terminate any independent compensation or other consultants, including any search firm used to identify director candidates, and to approve their fees and other retention concerns.

III.	RESPONSIBILITIES

The Committee’s responsibilities shall include:

A.	COMPENSATION

1. Approve Dominion’s executive compensation program philosophy and strategy. The Committee shall ensure that the program is based on sound compensation practices and is consistent with the long-term interests of shareholders. On an annual basis, the Committee will review industry data to assess the reasonableness and fairness of the three basic components of the executive compensation program – base salary, annual incentives and long-term incentives, as well as other executive benefit programs, policies and perquisites.

2. Approve the performance goals, performance measures, target award levels, goal weighting, and the compensation and incentive awards provided under Dominion’s executive compensation program. The Committee will evaluate the attainment of relevant performance goals and other factors related to performance prior to determining the payment of incentive compensation.

36	DOMINION 2007

3. Approve the goals and objectives relevant to the CEO’s compensation and review these with the Board. It will also evaluate, with advice from the Board, the CEO’s performance in light of those goals and objectives, and it will approve the CEO’s compensation level based on this evaluation and recommend the Board’s ratification of such compensation.

4. Consider, in its determination of the CEO’s long-term incentive compensation, the following:

■    Dominion’s performance and shareholder return;

■    The value of similar incentive awards to CEOs at companies comparable to Dominion; and

■    The awards given to the CEO in past years.

5. Consider, with the assistance of appropriate corporate personnel or independent consultants, the effect of tax, accounting and regulatory requirements on executive compensation.

6. Approve:

■    The terms of any severance, change in control or employment agreements with Section 16 officers of Dominion; and

■    Any contracts providing for consulting fees or other special compensation payable to any Section 16 officer after termination of his or her regular employment.

7. Periodically review and approve the common stock ownership guidelines for the executives of Dominion.

8. Recommend to the Board the executive compensation and benefit plans to be adopted by Dominion and any amendment, termination or discontinuance of such plans.

9. Administer and perform, or delegate where permissible, specified functions under any equity-based, incentive compensation, deferral or other executive compensation or benefit plans that may be adopted from time to time by Dominion’s shareholders and/or Board.

10. Review and discuss with management the Compensation Discussion and Analysis (CD&A) required by the current rules and regulations. Recommend to the Board whether the CD&A should be included in Dominion’s proxy statement.

11. Prepare a Compensation Committee Report for inclusion in Dominion’s proxy statement in accordance with current rules and regulations.

12. Recommend to the Board the compensation and benefit plans for Board members, and any amendments, termination or discontinuance of such plans. Board compensation will be consistent with the Corporate Governance Guidelines.

13. Obtain advice and assistance as it believes necessary from management, independent consultants and others.

B.	DIRECTOR NOMINATIONS AND RESIGNATIONS

1. Direct the search for, evaluate the qualifications of, and select candidates for nomination to the Board in accordance with criteria described in the Corporate Governance Guidelines.

2. In carrying out this responsibility, the Committee will:

■    Assess the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board as well as Dominion’s needs;

■    Consider the principles to be applied in filling vacancies and planning for Board succession; and

■    Consider any nominees suggested by shareholders.

3. Recommend to the Board the director nominees for the Annual Meeting of Shareholders.

4. Review the status of each director nominee and

■    Determine whether the nominee meets the independence requirements of the New York Stock Exchange;

■    Recommend to the Board a finding regarding independence for each Director nominee; and

■    Assist the Board in adopting any categorical standards of independence.

5. Consider whether to accept any resignation submitted by a director in accordance with Dominion’s retirement, majority voting or other policy.

C.	CORPORATE GOVERNANCE

1. Annually review and ensure compliance with Dominion’s Corporate Governance Guidelines and recommend revisions for the Board’s consideration and adoption.

2. Oversee the Board’s annual self-evaluation, which will include an evaluation of the Committee.

3. Annually review and make recommendations to the Board concerning the appointment and composition of each Board Committee and its Chair. Periodically review the responsibilities of each Committee to determine whether such responsibilities are in compliance with current laws and regulations or are appropriate in light of current circumstances.

4. Approve Related Party policies and procedures to identify, review and disclose transactions or arrangements between Dominion and its executive officers and Directors. The Committee will oversee compliance with these policies and report to the Board on its determination regarding the materiality of transactions.

5. Review this charter annually and update it as necessary.

DOMINION 2007	37

APPENDIX

DIRECTOR INDEPENDENCE STANDARDS

The Board of Directors of Dominion will be composed at all times of a majority of independent directors. To be considered independent under the New York Stock Exchange (NYSE) rules, a Director must not be an employee of Dominion and the Board must affirmatively determine that a Director has no material relationship with Dominion(1). To assist it in determining director independence, the Board has established the following standards.

1.	A Director will not be independent if,
a.	Within the preceding three years:

i. the Director was employed by Dominion, or had an immediate family member(2), who was an executive officer(3) of Dominion;

ii. the Director or an immediate family member was (but is no longer) a partner or employee of Dominion’s independent or internal auditor and personally worked on Dominion’s audit;

iii. the Director, or an immediate family member, was employed as an executive officer of another company where any of Dominion’s present executive officers served on that company’s compensation committee;

iv. the Director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, Dominion in an annual amount exceeding the greater of $1 million or 2% of such company’s consolidated gross revenues(4); or

v. the Director, or an immediate family member, received more than $100,000 during any twelve-month period in direct compensation from Dominion, other than director and committee fees, pension or other forms of deferred compensation or benefits for prior service not contingent in any way on continued service(5);

b.	or currently:

i. the Director or an immediate family member is a partner of a firm that is Dominion’s independent or internal auditor; or

ii. the Director is an employee of such a firm; or

iii. the Director has an immediate family member who is an employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

Footnotes:

(1) References to Dominion include any of Dominion’s consolidated subsidiaries.

(2) An immediate family member is a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the person’s home (other than a tenant or an employee).

(3) “Executive Officer” has the same meaning specified for the term “officer” in the SEC’s Rule 16a-1(f).

(4) Contributions to tax exempt organizations shall not be considered “payments” for the purpose of this restriction.

(5) Compensation received by a Director’s immediate family member for service as a non-executive employee of Dominion will not be considered.

2. Each member of Dominion’s Audit Committee must be an independent member of the Board. For purposes of determining the independence of an Audit Committee member, a Director must meet the independence standards set forth in 1) above and, in addition, must meet the following criteria:

a. Audit Committee members may not receive any fees or compensation from Dominion other than in their capacity as a Director or committee member; and

b. Audit Committee members cannot be affiliated persons of Dominion(6).

3. At least two members of the Compensation Committee must be considered outside directors under section 162(m) of the Internal Revenue Code. For purposes of being considered an outside director, the Director must not:

a. be a current or former employee of Dominion who is receiving compensation for prior services, or has been an officer of Dominion; and

b. have received remuneration from Dominion for reasons other than being a director of the Company.

4. The Board will annually review commercial relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered to be material relationships that would impair a Director’s independence (categorical standards):

a. the Director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company:

i. that is indebted to Dominion, or to which Dominion is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company;

ii. in which Dominion owns a common stock interest, or the other company owns a common stock interest in Dominion, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned; or

iii. that does business with Dominion and the annual sales to, or purchases from, Dominion in any of the last three fiscal years were less than $1 million or 1% of the consolidated gross revenues of such organization.

b. the Director, or an immediate family member, has an interest in a transaction in which Dominion or one of its subsidiaries is a participant and the total transaction amount is less than $120,000 or is determined by competitive bid or a fixed rate tariff or fee schedule in conformance with governmental regulations.

Footnote:

(6) An “affiliated person” as defined by the SEC’s Rule 10A-3.

38	DOMINION 2007

5. The Board will annually review charitable relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered to be material relationships that would impair a Director’s independence (categorical standards):

a. the Director, or an immediate family member, serves as an officer, director or trustee of a charitable organization and Dominion’s or the Dominion Foundation’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of the organization’s total annual charitable receipts. (Dominion’s automatic matching of employee charitable contributions will not be included in the calculation.)

6. In its annual review, the Board may still determine that a Director is independent even if that Director has a relationship that does not meet the categorical standards described in 3) and 4) above, so long as that relationship does not violate the NYSE rules. If such determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement.

RELATED PARTY TRANSACTION GUIDELINES

Purpose

To identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of financial transactions, arrangements and relationships between Dominion and its Related Persons (Related Party Transactions).

I.	WHAT CONSTITUTES A RELATED PARTY TRANSACTION

A.	RELATED PERSONS

The persons and entities that should be considered Related Person(s) subject to these Guidelines include:

■  any person who is, or at any time during a fiscal year was, a Director, Executive Officer or Nominee for Director of Dominion;

■  any person who is a beneficial owner of more than 5% of Dominion’s common stock; or

■  any immediate family member(1) of one of the foregoing persons.

B.	RELATED PARTY TRANSACTIONS

Related Party Transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the Related Person has or will have a direct or indirect material interest. A list of transactions that have been determined not to be Related Party Transactions and not subject to these Guidelines is attached.

II.	RELATED PARTY PROCEDURES

A.	IDENTIFICATION OF RELATED PARTY TRANSACTIONS

At least annually, the Corporate Secretary shall distribute a questionnaire to the Board of Directors, Board of Director Nominees and Executive Officers to identify potential Related Party Transactions by including questions regarding financial transactions, arrangements or relationships involving Related Persons.

The Corporate Secretary and General Counsel shall review the responses to these questionnaires and assess whether any of the identified transactions constitute Related Party Transactions and report any such Related Party Transactions to the Compensation, Governance and Nominating (CGN) Committee for consideration.

In the event that any further Related Party Transactions are identified during the year; such transactions will be reviewed and considered by the CGN Committee Chair and reported to the CGN Committee at its next scheduled meeting.

Footnote:

(1) Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the person, and any person (other than a tenant or employee) sharing the person’s house.

DOMINION 2007	39

APPENDIX

B.	REVIEW, APPROVAL AND RATIFICATION BY CGN COMMITTEE

The CGN Committee shall review all Related Party Transactions submitted and consider the relevant facts and circumstance available to it, including:

■  the benefits to Dominion,

■  the implications for a Director’s independence,

■  the availability of other sources for comparable products or services, and

■  the terms of the transaction and the availability of the same or similar terms to unrelated third parties and employees in general.

The CGN Committee shall approve or ratify only those Related Party Transactions that, based on its business judgment, it determines:

■  are in, or are not inconsistent with, the best interests of Dominion and its shareholders, and

■  are in compliance with Dominion’s Code of Ethics.

In any case where the CGN Committee determines not to ratify a Related Party Transaction, the matter may be referred to legal counsel for review and consultation regarding possible further action, including but not limited to, termination of the transaction on a prospective basis, rescission of the transaction or modification of the transaction in a manner that would permit it to be ratified by the CGN Committee.

No member of the CGN Committee shall participate in any review, approval or ratification of a Related Party Transaction if such member or any of his or her immediate family members or a company where he or she is an executive officer or a greater than 10% owner is involved. The CGN Committee shall report all such findings under these Guidelines to the Board of Directors.

III. DISCLOSURE OF RELATED PARTY TRANSACTIONS

Dominion will make the appropriate disclosures for Related Party Transactions and these Guidelines as required by the Securities and Exchange Commission.

Transactions Not Subject to Related Party Transaction Guidelines

■  Any transaction with another company at which a Related Person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues.

■  Any charitable contribution, grant or endowment by Dominion to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than executive officer) or a director, if the aggregate amount involved is less than the greater of $1 million or 2% of the organization’s total annual charitable receipts. (Dominion’s automatic matching of employee charitable contributions will not be included in the calculation.)

■  Any compensation arrangement for an Executive Officer, if (a) that officer is not an immediate family member of another Executive Officer or Director of Dominion; (b) such compensation would be reported in the proxy statement if the officer was a “Named Executive Officer”; or (c) the CGN Committee approved such arrangement.

■  Any compensation paid to a Director that is required to be reported in Dominion’s proxy statement.

■  Any transaction where the Related Person’s interest arises solely from the ownership of Dominion’s common stock and all stockholders received the same benefit (e.g. dividends)

■  Any ordinary course business travel and expenses, advances and reimbursements.

■  Any products or services provided to Related Persons in the ordinary course of Dominion’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to Dominion’s employees on a broad basis.

40	DOMINION 2007

What do we do when it’s cold?

Huddle together, naturally.

Last season Dominion, its customers and employees donated more than $1 million to EnergyShare, Dominion’s voluntary fuel assistance program. EnergyShare helps families in need in our service area pay for the oil, gas, kerosene, wood or electricity they use to heat their homes. Over the last 24 years, EnergyShare has contributed more than $22 million to help our neighbors stay warm. Together with our customers, we’re generating another kind of energy — the energy of compassion. It’s the compassion we express just by paying a little bit more on our electric bill. EnergyShare. It’s a story that warms the heart. And thousands of homes, as well.

You can learn more about Dominion at www.dom.com

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

www.dom.com

2006 Form 10-K

You may request, without charge, a copy of Dominion’s Annual Report filed with the SEC for 2006 on Form 10-K, excluding exhibits, by:

1. Writing

Write to us at

Corporate Secretary

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261;

2. Emailing

Email us at

shareholder.services@dom.com; or

3. Calling

Call us at

(804) 819-2000.

Or you may view our Form 10-K on our website at www.dom.com (keyword search: SEC filings).

2007 PROXY CARD This proxy is solicited on behalf of the Board of Directors.

è

This proxy when properly executed will be voted as directed on the reverse side by the signed shareholder. If no direction is made, this proxy will be voted “FOR” Items 1 and 2, and “AGAINST” Items 3 and 4.

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 27, 2007, and at any and all adjournments.

`	, 2007
	Signature	Date

, 2007
	Signature (if held jointly)	Date

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261	Vote Your Proxy

To Our Shareholders

Let your voice be heard . . .

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. If you do not vote, your shares will not be counted.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

All Internet and telephone votes must be received by 11:59 p.m. EDT on Thursday, April 26, 2007.

             By Mail…

            Return your proxy in the

            postage-paid envelope provided;

             By Internet…

            Access the Website at

            http://www.cesvote.com; or

             By Phone…

            Call toll-free 1-888-693-8683

            using a touch-tone phone.

            You may view our annual report

            and proxy statement on our

            Website at www.dom.com

    (keyword search: Proxy).

2007 PROXY CARD
The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors ☐ FOR the following nominees:

The Board of Directors recommends a vote “AGAINST” Items 3 and 4.

Item 3 – Shareholder Proposal — Environmental Report

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

Item 4 – Shareholder Proposal — Transmission Line Report

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

01. Peter W. Brown 02. George A. Davidson, Jr. 03. Thomas F. Farrell, II 04. John W. Harris 05. Robert S. Jepson, Jr.	06. Mark J. Kington 07. Benjamin J. Lambert, III 08. Margaret A. McKenna 09. Frank S. Royal 10. David A. Wollard

☐ WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:		☐	To access future proxy materials and annual reports via Internet only, please check this block.*

The Board of Directors recommends a vote “FOR” Item 2. Item 2 – Ratify the appointment of independent auditors for the 2007 financial statements. ☐ FOR ☐ AGAINST ☐ ABSTAIN		☐	If you plan to attend the Annual Meeting of Shareholders on April 27, 2007, please check this block.

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring their Dominion Direct® statement or dividend check stub as proof of ownership. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first served basis. Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting will be printed on the back of the agenda that you will be given at the meeting.

To obtain directions to the meeting, contact Shareholder Services at shareholder.services@dom.com or 1-800-552-4034. Information about the meeting location is also available on our web site, www.dom.com, key word: Meeting Location.

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

2007 VOTING INSTRUCTION CARD

è IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, April 27, 2007 by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, an independent fiduciary hired by the Plan Administrator will vote your shares.

All voting instructions will be kept confidential.

, 2007

Signature Date

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261	Vote Your Shares

To Employee Savings Plan Participants:

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.

You can do this by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your voting instruction card by mail.

All voting instructions must be received by 6:00 a.m. EDT on Monday, April 23, 2007 to be counted in the final tabulation.

By Mail…

Return your voting instruction card in the postage-paid envelope provided;

By Internet…

Access the Website at

http://www.cesvote.com; or

By Phone…

Call toll-free 1-888-693-8683

using a touch-tone phone.

You may view our annual report and proxy statement on our Website at www.dom.com (keyword search: Proxy).

2007 VOTING INSTRUCTION CARD

The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors ☐ FOR the following nominees:		The Board of Directors recommends a vote “AGAINST” Items 3 and 4. Item 3 – Shareholder Proposal -- Environmental Report ☐ FOR ☐ AGAINST ☐ ABSTAIN
01. Peter W. Brown	06. Mark J. Kington
02. George A. Davidson, Jr.	07. Benjamin J. Lambert, III	Item 4 – Shareholder Proposal — Transmission Line Report
03. Thomas F. Farrell, II	08. Margaret A. McKenna	☐ FOR ☐ AGAINST ☐ ABSTAIN
04. John W. Harris	09. Frank S. Royal
05. Robert S. Jepson, Jr.	10. David A. Wollard

☐ WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:		☐ To access future proxy materials and annual reports via Internet only, please check this block.*

The Board of Directors recommends a vote “FOR” Item 2.
Item 2 – Ratify the appointment of independent auditors for the 2007 financial statements.		☐ If you plan to attend the Annual Meeting of Shareholders on April 27, 2007, please check this block.
☐ FOR ☐ AGAINST ☐ ABSTAIN

IF YOU ARE VOTING BY MAIL,

please sign and date your voting instruction card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

THE 2007 PROXY CARD	Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261
This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote “FOR” Items 1 and 2, and “AGAINST” Items 3 and 4.

This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted “FOR” Items 1 and 2, and “AGAINST” Items 3 and 4.

Please sign your name on the reverse side of this proxy exactly as it appears at left. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SEE THE REVERSE SIDE OF THIS CARD FOR IMPORTANT VOTING INFORMATION.

PLEASE MARK, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.

THE 2007 PROXY CARD		Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261
The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors ☐ FOR the following nominees:

The Board of Directors recommends a vote “AGAINST” Items 3 and 4.

Item 3 – Shareholder Proposal — Environmental Report

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

Item 4 – Shareholder Proposal — Transmission Line Report

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

01. Peter W. Brown 02. George A. Davidson, Jr. 03. Thomas F. Farrell, II 04. John W. Harris 05. Robert S. Jepson, Jr.	06. Mark J. Kington 07. Benjamin J. Lambert, III 08. Margaret A. McKenna 09. Frank S. Royal 10. David A. Wollard

☐ WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:		In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 27, 2007, and at any and all adjournments.

The Board of Directors recommends a vote “FOR” Item 2. Item 2 – Ratify the appointment of independent auditors for the 2007 financial statements. ☐ FOR ☐ AGAINST ☐ ABSTAIN		, 2007
		Signature	Date
, 2007
		Signature (if held jointly)	Date